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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of December 7, 2000 (this "AGREEMENT"), by and among Emulex Corporation, a Delaware corporation ("PARENT"), GEMX Network Sub, Inc., a Massachusetts corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), Giganet, Inc., a Massachusetts corporation (the "COMPANY"), and David Follett as Stockholder Representative.

                                   WITNESSETH:

        WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders that Parent acquire the Company pursuant to the terms and conditions of this Agreement, and, in furtherance of such acquisition, such Boards of Directors have approved the merger of Merger Sub with and into the company (the "MERGER") in accordance with the terms of this Agreement and the applicable provisions of the Business Corporation Law of the Commonwealth of Massachusetts (the "MBCL"); and

        WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and that this Agreement shall be, and is hereby, adopted as a "plan of reorganization" for purposes of Section 368(a) of the Code; and

        WHEREAS, pursuant to the Merger, each outstanding share of Company Stock (as defined below) shall be converted into the right to receive the Merger Consideration (as defined below), upon the terms and subject to the conditions set forth herein;

        WHEREAS, the shares of Parent Common Stock (as defined below) to be issued in the Merger shall be issued in a private placement pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended (the "SECURITIES ACT");

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants, and agreements in connection with, and establish various conditions precedent to, the Merger; and

        WHEREAS, as an inducement to Parent to enter into this Agreement, certain stockholders of the Company are concurrently herewith entering into Voting Agreements (the "VOTING AGREEMENTS") in substantially the same form attached hereto as Exhibit A, whereby each such stockholder agrees to vote in favor of the Merger and all other transactions contemplated by this Agreement.

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        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                    ARTICLE I
                                   THE MERGER

        SECTION 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall merge with and into the Company in accordance with the MBCL, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

        SECTION 1.2 Consummation of the Merger. In order to effectuate the Merger, on the Closing Date (as defined in Section 1.7 below), the parties hereto shall cause articles of merger (the "ARTICLES OF MERGER") to be filed with the Secretary of State of the Commonwealth of Massachusetts, in such form as required by, and executed in accordance with, the MBCL. The Merger shall be effective as of the time of filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts in accordance with the MBCL, or at such later time as may be agreed to by the parties and set forth in the Articles of Merger (the "EFFECTIVE TIME").

        SECTION 1.3 Effects of the Merger. The Merger shall have the effects provided for in this Agreement, the Articles of Merger and the applicable provisions of the MBCL.

        SECTION 1.4 Articles of Organization of the Surviving Corporation. At and after the Effective Time, the Articles of Organization of Merger Sub (the "MERGER SUB CHARTER"), as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation, until amended in accordance with the MBCL, except that the name of the Surviving Corporation, shall be "Giganet, Inc." The purposes of the Surviving Corporation shall be as follows: to engage in the business of creating, developing, manufacturing, distributing, licensing, and/or acquiring computer hardware and software and to engage in other activities permitted under Chapter 156B of the MBCL. The total number of shares and the par value of each class of stock which the Surviving Corporation is authorized to issue is 1000 shares of common stock, par value $.01 per share.

        SECTION 1.5 Bylaws of the Surviving Corporation. At and after the Effective Time, the Bylaws of Merger Sub (the "MERGER SUB BYLAWS"), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until amended in accordance with the MBCL.

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        SECTION 1.6 Directors and Officers of the Surviving Corporation.

        (a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Organization or Bylaws of the Surviving Corporation or as otherwise provided by law.

        (b) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Organization or Bylaws of the Surviving Corporation or as otherwise provided by law.

        SECTION 1.7 Closing. Subject to the provisions of this Agreement, the closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Jeffer, Mangels, Butler & Marmaro LLP, 2121 Avenue of the Stars, 10th Floor, Los Angeles, California, within three business days after the date on which the last of the conditions to Closing set forth in
Article VIII shall have been satisfied or waived, or at such other place and on such other date as is mutually agreeable to the Parent and the Company (the "CLOSING DATE"). The Closing will be effective as of the Effective Time.

        SECTION 1.8 Taking of Necessary Action, Further Action. Each of Parent, Merger Sub and the Company shall use its or their commercially reasonable efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with this Agreement as promptly as possible and at the time specified in Section 1.2 hereof. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

        SECTION 1.9 Stockholder Representative. The holders of the outstanding shares of the capital stock of the Company, by virtue of the approval of this Agreement and the Merger, will be deemed to have irrevocably constituted and appointed, effective as of the Effective Time, a committee consisting of David Follett and, subject to their acceptance as such, Peter Palmer and Gerald Lodge, (together with their permitted respective successors, collectively, the "STOCKHOLDER REPRESENTATIVE"), as their true and lawful agent and attorney-in-fact, and the Stockholder Representative, by his execution of this Agreement shall be deemed to have accepted such appointment, to enter into any agreement in connection with the transactions contemplated by this Agreement, the Escrow Agreement, or the Lock-up Agreement (as defined below) to exercise all or any of the powers, authority and discretion conferred on him under any such agreement, to waive any terms and conditions of any such

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agreement (other than the Merger Consideration), to give and receive notices on their behalf, and to be their exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the assertion, prosecution, defense, settlement or compromise of and claim, action or proceeding for which any Company Stockholder, Parent or the Merger Sub may be entitled to indemnification and the Stockholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable. The Stockholder Representative shall not be liable for any action taken or not taken by him or her in his or her capacity as Stockholder Representative either (i) with the consent of stockholders who, as of the date of this Agreement, own a majority in number of the outstanding shares of Company Stock (considered on an as converted basis), or (ii) in the absence of his own willful misconduct. If the Stockholder Representative shall be unable or unwilling to serve in such capacity, his successor shall be named by those persons holding a majority of the shares of Company Stock outstanding immediately prior to the Effective Time who shall serve and exercise the powers of Stockholder Representative hereunder. Solely with respect to any actions taken by the Stockholder Representative in his capacity as such, the Stockholder Representative shall have no liability to Parent or any of its affiliates except for claims based upon fraud by the Stockholder Representative.

        SECTION 1.10 Voting Agreements. Prior to or simultaneously with the execution of this Agreement, the Company has delivered to Parent duly executed Voting Agreements of holders of (i) at least 66 2/3% of the issued and outstanding Company Stock (as defined in Section 2.1 hereof; considered together as a single class on an as converted basis), (ii) greater than 51% of the outstanding Series D Preferred Stock, and (iii) greater than 51% of the outstanding Series C and Series B Preferred Stock (considered together as a single class on an as converted basis). To the extent that Parent agrees to enter into this Agreement without such Voting Agreements having been obtained, the Company agrees, at the request of Parent, to use its best efforts to obtain such Voting Agreements prior to the date of any vote of the Company Stockholders with respect to the transactions contemplated by this Agreement.


                                   ARTICLE II
                      CONVERSION AND EXCHANGE OF SECURITIES

        SECTION 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of any shares of the Company Common Stock (as defined in Section 2.1(a) hereof) or Company Preferred Stock (as defined in Section 3.3 hereof and, with the Company Common Stock, collectively referred to as the "COMPANY STOCK") or the holder of any options, warrants, or other rights to acquire or receive shares of Company Stock, the following shall occur:

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        (a) Conversion of Company Common Stock. Subject to this Article II, each share of common stock, par value $.0025 per share, of the Company (THE "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, as defined below, and shares of Company Stock to be canceled pursuant to Section 2.1(c) below, if any), shall be canceled and extinguished and be converted automatically into the right to receive the number of shares of common stock, par value $.10 per share, of Parent ("PARENT COMMON STOCK") as shall equal the Exchange Ratio (as hereinafter defined); provided, however, that an aggregate of 400,000 shares of Parent Common Stock issuable to holders of Company Stock pursuant to the Merger shall be delivered into escrow pursuant to Section 2.1(h) hereof and held as specified in the Escrow Agreement (as defined below). All references in this Agreement to Parent Common Stock to be issued pursuant to the Merger shall be deemed to include the corresponding preferred stock purchase rights pursuant to Parent's Rights Agreement, as then in effect, except where the context otherwise requires.

        (b) Conversion of Company Preferred Stock. Shares of Company Preferred Stock (other than Dissenting Shares, as defined below, and shares of Company Stock to be canceled pursuant to Section 2.1(c) below, if any), shall be canceled and extinguished and be converted automatically into the right to receive the number of shares of Parent Common Stock as set forth below:

                (i) Each share of Series D Preferred Stock (as defined in
Section 3.3 hereof) shall first have the right to receive the Series D Liquidation Preference (as herein defined); and

                (ii) Each share of Company Preferred Stock (including the Series D Preferred Stock) shall then have the right to receive the number of shares of Parent Common Stock as shall equal the Pro Rata Amount multiplied by the Exchange Ratio multiplied by the number of shares of Company Common Stock issuable upon conversion of such share of Company Preferred Stock immediately prior the Effective Time; provided, however, that an aggregate of 400,000 shares of Parent Common Stock issuable to holders of Company Stock pursuant to the Merger shall be delivered into escrow pursuant to Section 2.1(h) hereof and held as specified in the Escrow Agreement.

        (c) Cancellation of Company Stock owned by Parent or Company. At the Effective Time, all shares of Company Stock that are owned by the Company as treasury stock and each share of Company Stock owned by Parent or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

        (d) Cancellation of Company Stock; Payment of Merger Consideration. All shares of Company Stock, when converted in accordance with the provisions of
Section 2.1(a) or (b) above, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such shares shall cease to

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have any rights with respect thereto, except the right to receive the shares of
Parent Common Stock pursuant to this Section 2.1, and any cash in lieu of fractional shares payable pursuant to Section 2.1(g) hereof, all to be issued or paid in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without interest (collectively, the "MERGER CONSIDERATION"). The Merger Consideration payable following the Effective Time to each holder of shares of Company Stock (each a "COMPANY STOCKHOLDER") in respect of the shares of Company Stock owned by such Company Stockholder shall be as set forth on Schedule 2.1(d), which schedule lists the name and mailing address of each Company Stockholder, the number of shares of each class of Company Stock held by such Company Stockholder, the number of options or warrants to purchase shares of Company Stock held by such Company Stockholder, and whether, to the Company's knowledge, such Company Stockholder is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act. On the Closing Date, the Company shall deliver an updated version of Schedule 2.1(d) (the "UPDATED SCHEDULE 2.1(d)") that shall identify the number of shares of Parent Common Stock issuable to such Company Stockholder (including the number of shares of such Parent Common Stock initially deliverable to the Escrow Agent and subject to the provisions of the Escrow Agreement, and the cash amount, if any, due such Company Stockholder in lieu of fractional shares pursuant to Section 2.1(g)).

        (e) Capital Stock of Merger Sub. At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub ("MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Parent. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

        (f) Company Stock Options. Outstanding options and warrants to purchase shares of Company Common Stock shall be treated in the manner set forth in
Section 6.7.

        (g) No Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each holder of shares of Company Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash without interest (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Average Closing Price.

        (h) Escrow. At the Effective Time, Parent shall instruct its transfer agent (the "TRANSFER AGENT") to deliver to an escrow agent mutually selected by Parent and the Company, or any successor escrow agent appointed pursuant to the Escrow Agreement (the "ESCROW AGENT") certificates evidencing 400,000 shares of Parent Common Stock issued in the name of each Company Stockholder in the amounts set forth after such Company Stockholder's name on the Updated Schedule 2.1(d). The portion of the Escrow Shares deposited with the Escrow Agent by each Company Stockholder shall be determined on a pro rata basis in

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proportion to each Company Stockholder's relative ownership interest in the total number of shares of Parent Common Stock issued to holders of Company Stock in connection with the Merger.

        (i) Dissenting Shares.

                (i) Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are issued and outstanding prior to the Effective Time and which are held by stockholders who (A) have not voted such shares in favor of the Merger, (B) shall have delivered a written demand for purchase of such shares and payment to such stockholders in cash of their fair value of such shares and otherwise perfected their rights as dissenters in the manner provided in Section 85 et seq. of the MBCL and (C) as of the Effective Time, shall not have effectively withdrawn or lost such right to dissenters' rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive the shares of Parent Common Stock pursuant to Section 2.1(a) or (b) hereof, but the holders thereof shall be entitled only to such rights as are granted by Section 85 et seq. of the MBCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 85 et seq. of the MBCL shall receive payment therefor from the Surviving Corporation in accordance with the MBCL; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal and payment of such shares under Section 85 et seq. of the MBCL, such holder or holders (as the case may be) shall forfeit the right of appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Time, into and represent the right to receive payment from the Surviving Corporation of the applicable shares of Parent Common Stock, as provided in Section 2.1(a) and (b) hereof.

                (ii) The Company shall give Parent (A) prompt notice of any written demand for fair value, any withdrawal of a demand for fair value and any other instrument served pursuant to Section 85 et seq. of the MBCL received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under Section 85 of the MBCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demand for fair value or offer to settle or settle any such demand.

        (j) Adjustment to Exchange Ratio and Pro Rata Amount. The Exchange Ratio and the Pro Rata Amount shall be adjusted in the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution or securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, combination, exchange of shares, adjustment or other like change with respect to Parent Common Stock or Company Stock occurring after the date hereof and prior to the Effective Time, so as to provide holders of Company Stock and Parent the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, recapitalization, combination, exchange of shares adjustment or other like change. Parent acknowledges that as of the date of this Agreement (i) the Exchange Ratio and Pro Rata

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Amount do not account for the two-for-one stock split in the Parent Common Stock that became effective with respect to shares outstanding on November 30, 2000 but which will not be reflected in the trading price of the Parent Common Stock until December 16, 2000; and (ii) the Exchange Ratio and Pro Rata Amount shall be adjusted to account for such stock split.

        (k) Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

                (i) "Average Closing Price" shall mean the average of the daily closing price of Parent Common Stock on the NASDAQ National Market over the fifteen (15) trading days ending three (3) calendar days prior to the Effective Time;

                (ii) "Series D Liquidation Preference" shall mean, for each share of the Company's Series D Convertible Preferred Stock outstanding immediately prior to the Effective Time, that number of shares of Parent Common Stock which shall equal (x) the liquidation preference plus accrued but unpaid dividends for each share of Series D Convertible Preferred Stock set forth in
Section 2(a)(i) of Attachment D to the Company's Articles of Amendment dated November 8, 1999, divided by (y) the Average Closing Price of the Parent Common Stock;

                (iii) "Pro Rata Amount" shall mean (i) 4,000,000 shares of Parent Common Stock (or such higher amount as may be made available for exchange of Company Stock in accordance with Section 7.2(f)), minus (ii) the number of shares of Parent Common Stock equal to a fraction, the numerator of which equals the cash payments made to holders of Dissenting Shares plus any cash payments made pursuant to Section 2.1(l), and the denominator of which shall equal the Average Closing Price, minus (iii) the product of (x) the aggregate Series D Liquidation Preference multiplied by (y) the total number of shares of Series D Convertible Preferred Stock outstanding immediately prior to the Effective Time; and

                (iv) "Exchange Ratio" shall mean (x) the Pro Rata Amount divided by (y) the total number of shares of Company Common Stock, Company Preferred Stock and Company Stock Options outstanding immediately prior to the Effective Time, determined on a fully-diluted and as-converted basis, which the Company has represented to be 17,736,070 shares as of the date of this Agreement.

        (l) Payment for Certain Shares. In the event that (i) a Company Stockholder that is either not an "accredited investor" as of the Closing and either (A) fails to appoint a purchaser representative, (B) fails to establish to the Parent's reasonable satisfaction that such Company Stockholder satisfies the requirements of Rule 506(b)(2)(ii) without the appointment of a purchaser representative, or (C) fails to execute such investment representations and other documents as Parent may reasonably require in order to assure that the offer, issuance and delivery of Parent Common Stock to such Company Stockholder is exempt from the registration requirements of applicable federal and state law; or (ii) a Company stockholder

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that is an "accredited investor" fails to execute such investment representations and other documents as Parent may reasonably require in order to assure that the offer, issuance and delivery of Parent Common Stock to such Company Stockholder is exempt from the registration requirements of applicable federal and state law, then in exchange for such Company Stockholder's shares and in lieu of the Parent Common Stock to which such holder is entitled under
Section 2.1(d), Parent may elect to pay such Company Stockholder a cash amount equal to the product of (x) the number of shares of Parent Common Stock to which such holder would otherwise be entitled under Section 2.1(d), multiplied by (y) the Average Closing Price. Further, in the event that the Company has greater than 35 unaccredited investors at Closing (without counting any Company Stockholder that would receive cash pursuant to the preceding sentence), then the Parent shall have the right to cause to be delivered at Closing to that number of unaccredited investors above 35, in exchange for such Company Stockholder's shares and in lieu of the Parent Common Stock to which such holder would otherwise be entitled under Section 2.1(d), a cash amount equal to the product of (x) the number of shares of Parent Common Stock to which such holder would otherwise be entitled under Section 2.1(d), multiplied by (y) the Average Closing Price. The Company Stockholders to receive payment pursuant to the preceding sentence shall be determined, in ascending order, based on the smallest number of shares of Company Stock held by Company Stockholders.

        SECTION 2.2 Exchange of Certificates.

        (a) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall instruct the Transfer Agent to promptly issue stock certificates representing the number of shares of Parent Common Stock issuable pursuant to Section 2.1(a) or 2.1(b) in exchange for outstanding shares of Company Stock, which shares of Parent Common Stock shall be deemed to have been issued at the Effective Time and which shares of Parent Common Stock will bear appropriate legends evidencing, among other things, (i) the fact that such shares have not been registered under the Securities Act, and (ii) any restrictions on transfer imposed by the Lock-up Agreement (as defined below) if applicable. Parent shall instruct the Transfer Agent to issue and deliver the shares of Parent Common Stock to be delivered to the Company Stockholders and the Escrow Agent in the name of the holders of record of the certificates that immediately prior to the Effective Time represented outstanding shares of Company Stock (the "CERTIFICATES"); provided, however, that Parent may instruct the Transfer Agent to not deliver certificates representing shares of Parent Common Stock pending receipt by Parent or the Transfer agent of the Certificates representing the right to receive such shares of Parent Stock (or an affidavit or indemnity reasonably acceptable to Parent in accordance with Section 2.2(e) below). As soon as practicable following the Effective Time, Parent shall deliver to the Stockholder Representative, for the benefit of the Company Stockholders, checks representing the payments due to the Company Stockholders in lieu of fractional shares in accordance with Section 2.1(g), which checks shall be distributed to the Company Stockholders by the Stockholder Representative. In the event of a transfer of ownership of shares of Company Stock which is not registered in the transfer records of the Company as of the

Effective Time, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate evidencing such Company Stock is presented to Parent, accompanied by all documents required by Parent to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Stock will be deemed from and after the Effective Time, for all corporate purposes, to represent only the right to receive, upon surrender, the Merger Consideration.

        (b) No Liability. Neither Parent, Merger Sub nor the Company, nor any of their respective directors, officers, employees or agents, shall be liable to any holder of Company Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (c) Withholding Rights. To the extent that any portion of the Merger Consolidation is paid in cash to holders of Dissenting Shares for fractional shares, or otherwise, Parent shall be entitled to deduct and withhold from such Merger Consideration such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Parent Common Stock in respect of which such deduction and withholding was made by Parent.

        (d) No Further Ownership Rights in Company Stock. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to such time. If, after such time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

        (e) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Parent shall instruct the Transfer Agent to issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 2.1(a) as well as the other Merger Consideration as provided in this Article II; provided, however that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        SECTION 2.3 Restrictions On Transfer of Parent Common Stock.

        (a) No Employee Holder (as hereinafter defined) may, directly or indirectly, sell, offer to sell, contract to sell, grant an option to purchase, pledge, assign or make any other disposition or transfer of (other than bona fide gifts to donees who agree in writing to be similarly bound) (collectively, a "TRANSFER") any shares of Parent Common Stock received by such Employee Holder as part of the Merger Consideration or upon exercise of Substitute Options (as defined in Section 6.7 of this Agreement) (collectively, the "EMPLOYEE RESTRICTED SHARES") except as follows: (i) one-third (1/3) of each Employee Holder's Employee Restricted Shares may be Transferred at any time after the Effective Time, (ii) one-third (1/3) of each Employee Holder's Employee Restricted Shares may be Transferred at any time after nine months following the Effective Time, and (iii) the remainder of each Employee Holder's Employee Restricted Shares of Parent Common Stock may be Transferred at any time after fifteen (15) months following the Effective Time; provided, however, Employee Restricted Shares shall not include shares received by an Employee Holder in exchange for Company Preferred Stock, which shares shall be treated as Non-Employee Restricted Shares (as herein defined). For purposes of this paragraph, an "EMPLOYEE HOLDER" shall mean any person entitled to receive Substitute Options in connection with the Merger and any Company Stockholder who was an employee of the Company immediately prior to the Effective Time or who received Company Stock upon exercise of any option or warrant prior to the Effective Time (other than shares acquired as a result of exercise of any warrants held by Series A Preferred stockholders), but only with respect to Employee Restricted Shares held by such holder; provided, however, that Cornelius Ferris shall be deemed to be a Non-Employee Holder pursuant to this Agreement.

        (b) No Non-Employee Holder (as hereinafter defined) may effect a Transfer of any shares of Parent Common Stock received by such Non-Employee Holder as part of the Merger Consideration (the "NON-EMPLOYEE RESTRICTED SHARES") for a period of 180 days following the Effective Time, except as follows: (i) any Non-Employee Restricted Shares that are sold in the underwritten offering contemplated by Section 2.4(b) of this Agreement (the "UNDERWRITTEN PUBLIC OFFERING") shall not be subject to the restrictions on Transfer from and after the effective date of the registration statement relating to the Underwritten Public Offering; provided, however, if such Underwritten Public Offering is not completed within ninety (90) days of the Closing, or is otherwise delayed, terminated or withdrawn for any reason, one-half (1/2) of each Non-Employee Holder's Non-Employee Restricted Shares may be Transferred at any time after ninety (90) days following the Closing, (ii) one-half (1/2) of each Non-Employee Holder's Non-Employee Restricted Shares either (A) not sold in the Underwritten Public Offering which are held by Non-Employee Holders participating in such Underwritten Public Offering, or (B) not previously released from restrictions on Transfer in the event that the Underwritten Public Offering was not completed within ninety (90) days of the Closing, may be Transferred at any time after one hundred eighty (180) days following the Closing, (iii) all of each Non-Employee Holder's Non-Employee Restricted Shares owned by Non-Employee Holders who elected not to participate in the Underwritten Public Offering may be Transferred at any time after one hundred eighty (180) days following the Effective Time, and (iv) all Non-Employee Restricted Shares may be Transferred at any time after one hundred eighty (180) days following the Effective Time. For purposes of Sections 2.3 and 2.4, a "NON-EMPLOYEE HOLDER" shall mean a Company Stockholder other than an Employee Holder and shall include any Company Stockholder who is an employee of Company immediately prior to the Effective Time with respect to any shares of Company Preferred Stock held by such person.

        (c) The Company shall use its best efforts to cause each Company Stockholder and each person receiving Substitute Options pursuant to Section 6.7 of this Agreement to execute a copy of a Lock-Up Agreement reflecting the restrictions described in Sections 2.3(a) and (b) above, as applicable, and in a form reasonably acceptable to Parent (a "LOCK-UP AGREEMENT").

        (d) The Parent Common Stock issued in connection with the Merger is being issued pursuant to an exemption from registration provided for in Section 4(2) of the Securities Act. Each certificate representing shares of Parent Common Stock issued in connection with the Merger shall be subject to stop transfer instructions and shall bear all legends required under federal or state securities laws as well as legends reflecting the lock-up restrictions described in (a) through (c) above. The restrictions in (a) through (c) above are in addition to, and not in lieu of, any restrictions on resale imposed by applicable federal or state securities laws.

        SECTION 2.4 Registration of Parent Common Stock.

        (a) Subject to the provisions of paragraph (b) below, within twenty (20) days after the Closing Date, Parent shall file with the U.S. Securities and Exchange Commission (the "SEC") a registration statement under the Securities Act on Form S-3 (or any successor form) or other appropriate form covering the reoffer and resale of the Parent Common Stock received by the Company Stockholders in connection with the Merger. Parent shall use commercially reasonable efforts to cause such registration statement to become effective under the Securities Act after filing and shall use commercially reasonable efforts to keep such registration statement effective for a period of two years from the Closing Date or, if earlier, until the Company Stockholders have completed the distribution contemplated by such registration statement. Parent will amend or supplement any such registration statement to the extent necessary to comply with the Securities Act and any state securities statute or regulation.

        (b) The resale of at least one-half of the Non-Employee Restricted Shares pursuant to the registration statement described in (a) above will be pursuant to an offering to be underwritten by one or more investment banks of Parent's choice (the "UNDERWRITTEN PUBLIC OFFERING"), which underwriting shall be completed on or before ninety (90) days following the Closing Date. In the event that the Underwritten Public Offering is not completed on or before ninety
(90) days following the Closing Date, or is otherwise delayed, terminated or withdrawn for any reason, additional shares of Non-Employee Restricted Shares shall be released from lockup as set forth in Section 2.3(b) above. Each Non-Employee Holder shall notify Parent in writing within twenty (20) days prior to the proposed closing of the Underwritten Public Offering or such earlier period as the managing underwriter of such Underwritten Public Offering shall require as to the number of Non-Employee Restricted Shares that the Non-Employee Holder wish to have registered in the Underwritten Public Offering (the "REQUESTED SHARES"). All of the Requested Shares shall be included in such Underwritten Public Offering, unless the underwriters shall advise the Parent in writing that marketing factors require a limitation on the number of securities to be underwritten (including Requested Shares), in which case the Parent shall advise the Representative, and the number of shares to be included in the Underwritten Public Offering shall be allocated, first to the Non-Employee Holders holding Requested Shares on a pro rata basis based on the total number of Requested Shares held by each such Non-Employee Holder; and second, to any other holders of Parent Shares; provided, however, that in no event shall the number of Requested Shares permitted to be included in the Underwritten Public Offering be reduced below one-quarter of the aggregate number of Non-Employee Restricted Shares.

        (c) In addition to the registration contemplated by (a) above, within fifteen (15) days following the Closing Date, Parent shall file with the Securities Exchange Commission (the "SEC") a registration statement on Form S-8 under the Securities Act (or any successor form) or other appropriate form with respect to the Parent Common Stock issuable upon exercise of Substitute Options. Parent shall use commercially reasonable efforts to cause such registration statement to become effective under the Securities Act upon filing. To the extent that the Company is not eligible to utilize Form S-8 with respect to any Substitute Option or holder thereof, the shares of Parent Common Stock issuable upon exercise of such ineligible Substitute Option shall be registered (but not underwritten) pursuant to Section 2.4(a) above.

        (d) Notwithstanding anything to the contrary contained herein, upon written notice to the Company Stockholders, Parent shall be entitled to suspend sales of Parent Common Stock by Company Stockholders pursuant to the registration statement filed in accordance with Section 2.4(a) for a period of up to sixty (60) days if Parent reasonably and in good faith determines that such registration would interfere in any material respect with any proposal or plan by the Parent to engage in any material acquisition or disposition by Parent or any subsidiary thereof of the capital stock or substantially all of the assets of any other person or entity (other than in the ordinary course of business), any tender offer or any merger, consolidation, corporate reorganization or restructuring or other similar transaction material to Parent and its subsidiaries as a whole (a "REGISTRATION STATEMENT DELAYING EVENT"). In the event the registration statement filed pursuant to Section 2.4(a) is suspended in accordance with this Section 2.4(d), Parent shall file or refile such registration statement after the Registration Statement Delaying Event has been completed, which shall in no event exceed sixty (60) days after the Parent determined to suspend the registration statement, and the time periods set forth in Section 2.4(a) shall be extended by the number of days which elapsed between the date on which Parent determined to suspend the registration statement and the date on which the Registration Statement Delaying Event was completed. Notwithstanding the foregoing, a

Registration Statement Delaying Event shall in no event be available to the Parent (i) more than once in any twelve-month period, and (ii) until at least ninety (90) days after the Effective Time.

        (e) Parent will pay any and all expenses incident to Parent's performance of or compliance with its obligations under this Section 2.4, including, without limitation, all registration and filing fees (including NASD or Nasdaq Stock Market fees), all printing expenses, fees and disbursements of Parent's counsel and accountants and the fees and expenses of one counsel representing all of the Company Stockholders whose Parent Common Stock is being registered in connection with an Underwritten Public Offering; provided, however, that Parent shall not be required to pay any underwriters' discounts or commissions associated with the sale of such Parent Common Stock. Parent agrees to provide each holder of Parent Common Stock whose shares are so registered with as many copies of the prospectus contained in any registration statement filed pursuant to this Section 2.4 as may be reasonably requested.

        (f) Registration Procedures. With respect to any registration made in accordance with this Section 2.4, Parent shall:

                (i) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

                (ii) Furnish to the Company Stockholders such number of copies of the registration statement, each amendment and supplement thereto, the prospectus included in the registration statement (including each preliminary prospectus and each amendment or supplement thereto), and such other publicly-available documents as Company Stockholders may reasonably request in order to facilitate the disposition of the shares of Parent Common Stock covered by the registration statement;

                (iii) Cause all of the shares of Parent Common Stock issued to the Company Stockholders hereunder to be listed on each securities exchange on which securities of the same class as the Parent Common Stock;

                (iv) In the event of the issuance of any stop order suspending the effectiveness of the registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any shares of Parent Common Stock included in the registration statement for sale in any jurisdiction, Parent shall use commercially reasonable efforts promptly to obtain the withdrawal of such order; and


                (v) In the event of an Underwritten Public Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering and the holders of the Registerable Securities being sold in such offering.

        (g) It shall be a condition precedent to the obligation of Parent to register any shares of Parent Common Stock pursuant to this Section 2.4 that the holders of the shares so registered shall (i) execute a Lock-Up Agreement, and
(ii) furnish to Parent such information regarding themselves, the shares held by them and the intended method of disposition of such shares as shall be reasonably required to effect the registration of such shares and to execute such documents in connection with such registration as Parent may reasonably request.

        (h) Indemnification and Contribution.

                (i) Indemnification by Parent. Parent shall indemnify and hold harmless each Company Stockholder whose Shares of Parent Common Stock are included in any registration pursuant to Section 2.4(a) or (b) hereof (any such included shares, "REGISTRABLE SECURITIES"), its officers, managers, directors and partners, and each controlling person of any of the foregoing, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering, circular, or other document relating to such Registrable Securities (or in any related registration statement, notification or the like) or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or, in connection with any such registration, any violation by Parent of the Securities Act, or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), or any applicable state securities laws, or any rule or regulation promulgated thereunder, and will reimburse each such Company Stockholder, each of its officers, managers, directors and partners, and each such underwriter and controlling person for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, whether or not resulting in liability; provided, however, that Parent will not be liable in any such case to the extent that any such claim, loss, damage or liability (i) arises out of or is based on any untrue statement or omission based upon and in conformity with written information furnished to Parent by such Company Stockholder or underwriter specifically for use therein, or (ii) results solely from the failure of such Company Stockholder to deliver a copy of the registration statement, prospectus, offering circular or any amendments or supplements thereto after Parent has furnished such Company Stockholder with a reasonable number of copies thereof.

                (ii) Indemnification by the Company Stockholders. Each participating Company Stockholder shall indemnify and hold harmless Parent, each of its directors and officers, each underwriter of the Registrable Securities, each other participating Company Stockholder, its officers, managers, directors and partners, and each controlling person of any of the foregoing, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other document relating to the Registrable Securities (or in any related registration statement, notification or the like) or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or by the failure of such Company Stockholder to deliver a copy of the registration statement, prospectus, offering circular, or any amendments or supplements thereto after Parent has furnished the Company Stockholder with a reasonable number of copies thereof, and will reimburse Parent and each such director, manager, officer or controlling person for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, provided, however, that no Company Stockholder will be liable in any such case except to the extent that any such claim, loss, damage or liability arises out of any untrue statement or omission based upon and in conformity with written information furnished to Parent by such Company Stockholder for use therein, and provided, further, that no Company Stockholder will be liable under this Section for losses, costs, damages or expenses exceeding in the aggregate the net proceeds received by such Company Stockholder in such offering.

                (iii) Procedures for Indemnification. Each party entitled to indemnification under Subsection (i) or (ii) (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement. The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if the Indemnified Party shall believe in good faith that representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party.

                (iv) Contribution. If the indemnification provided for in Subsections (i) or (ii) is unavailable to any Indemnified Party thereunder in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to in such Sections, then each person or entity that would have been an Indemnifying Party thereunder shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and such Indemnified Party on the other. The relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or such Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, or whether such losses, claims, damages or liabilities (or actions in respect thereof) arose out of the action or failure to act of one or more of such parties. Notwithstanding the foregoing, no Company Stockholder including Registrable Securities in the registration will be required to contribute any amount in excess of the net proceeds received by such Company Stockholder sold by such Company Stockholder pursuant to such registration statement.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the written disclosure schedule dated as of the date hereof prepared by the Company, signed by the chief executive officer of the Company and delivered to Parent simultaneously with the execution hereof (the "DISCLOSURE SCHEDULE"), the Company represents and warrants to Parent and Merger Sub that all of the statements contained in this Article III are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date). Each exception set forth in the Disclosure Schedule and each other response to this Agreement set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and relates only to such section except to the extent that one portion of the Disclosure Schedule specifically refers to another portion thereof, identifying such other portion by section reference or similar specific cross-reference.

        SECTION 3.1 Organization and Qualification.

        (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted or presently proposed to be conducted.

        (b) The Company has one wholly owned subsidiary, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware (which has never conducted any business, is not a party to any contract and owns no material assets), and does not directly or indirectly own any equity, debt (other than trade receivables received in the ordinary course of business) or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, or have the right to vote any interest in, any corporation, partnership, joint venture or other business association or entity. The Company is not subject to any obligation or requirement to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in or to any corporation, partnership, joint venture, limited liability company, or other business association or entity.

        (c) The Company is duly qualified or licensed to do business and is in good standing in each of the jurisdictions specified in Section 3.1 of the Disclosure Schedule, which includes each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary, except for any such jurisdiction where the failure to so qualify or be licensed, individually and in the aggregate for all such jurisdictions, would not reasonably be expected to have a material adverse effect on the Company.


        SECTION 3.2 Articles of Organization and Bylaws. The Company has heretofore furnished to Parent a true, complete and correct copy of its Articles of Organization, as amended to date (the "COMPANY CHARTER"), and Bylaws, as amended to date (the "COMPANY BYLAWS"). Such Company Charter and Company Bylaws are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or Company Bylaws.

        SECTION 3.3 Capitalization, Transaction Expenses.

        (a) The authorized capital stock of the Company consists of 20,000,000 shares of common stock, $.0025 par value per share ("COMPANY COMMON STOCK"), 55,556 shares of Series A Convertible Preferred Stock, $0.01 par value per share (the "SERIES A PREFERRED STOCK"), 675,331 shares of Series B Convertible Preferred Stock (including 42,000 shares of Series B-1 Convertible Preferred Stock), $0.01 par value per share (the "SERIES B PREFERRED STOCK"), 388,772 shares of Series C Convertible Preferred Stock (including 97,105 shares of Series C-1 Convertible Preferred Stock), $0.01 par value per share (the "SERIES C PREFERRED STOCK"), and 1,617,211 shares of Series D Convertible Preferred Stock, $0.01 par value per share (the "SERIES D PREFERRED STOCK") The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are collectively referred to herein as the "COMPANY PREFERRED STOCK"). The Company Preferred Stock and Company Common Stock are collectively referred to herein as the "COMPANY STOCK". As of the date hereof,
(i) 3,190,551 shares of Company Common Stock are issued and outstanding and 11,325,664 shares of Company Common Stock are reserved for issuance upon conversion of the Company Preferred Stock; (ii) an aggregate of 3,086,523 shares of Company Common Stock are reserved for issuance upon exercise of options or warrants (collectively, the "COMPANY STOCK OPTIONS") granted pursuant to any option plan, arrangement or agreement of the Company (collectively, the "COMPANY OPTION PLAN"); (iii) 55,556 shares of Series A Preferred Stock are issued and outstanding, (iv) 675,351 shares of Series B Preferred Stock are issued and outstanding, (v) 292,945 shares of Series C Preferred Stock are issued and outstanding, and (vi) 1,405,410 shares of Series D Preferred Stock are issued and outstanding. All of the outstanding shares of Company Stock are, and all shares reserved for issuance as specified above upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding shares of Company Stock have been offered, issued and sold by the Company in compliance with applicable federal and state securities laws except to the extent where non-compliance could not have a material adverse affect on the Company. Section 3.3(a) of the Disclosure Schedule sets forth a complete and correct list as of the date hereof, of (i) the number of shares of outstanding Company Stock, including the class or series of such stock and the record and beneficial owners thereof, which shares represent all of the authorized, issued and outstanding shares of capital stock of the Company, and
(ii) the number of shares of Company Common Stock subject to outstanding stock options, warrants or similar rights, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code and the vesting schedules, exercise prices and expiration dates of such options or other rights to purchase or receive shares of the Company's capital stock, and any restricted stock awards, together with the number of shares and restrictions applicable thereto, and identifies, in each case, the persons who are the record owners of the Company Stock immediately prior to the Effective Time. Other than as set forth on Section 3.3(a) of the Disclosure Schedule, there are no rights, contingent or otherwise, to purchase, acquire or otherwise obtain any shares of Company Stock or other equity security of the Company or any security convertible into or otherwise exchangeable for Company Stock or other equity security of the Company. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any Company Stock or to provide funds to or make any investment (in the form of a loan, capital contribution, guarantee or otherwise) in any other entity other than repurchase rights in favor of the Company with respect to Company Stock owned by employees that the Company may exercise in its discretion. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company other than accrued dividends on the Company's Preferred Stock pursuant to the Company's Articles of Organization; provided, however, that only accrued dividends on the Series D Preferred Stock shall be paid (in shares of Parent Stock) upon Closing as contemplated by Section 2.1(d). The Company has provided Parent with true and complete copies of all certificates or other documents or instruments evidencing or representing all Company Stock and all Company Stock Options, which certificates or other documents or instruments reflect, except to the extent identified on Section 3.3(a) of the Disclosure Schedule, all stock splits, stock dividends or other transactions affecting the number of shares of Company Stock evidenced by such certificates or other documents or instruments.

        (b) Except as described under Section 3.3(a) of this Agreement, there are no equity securities of any class of the Company or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as described under Section 3.3(a) of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party, or by which the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment or agreement. There is no indebtedness of the Company issued and outstanding that has general voting rights, or any debt convertible into securities having such rights. There are no voting trusts, proxies or other similar agreements or understandings with respect to the shares of capital stock of the Company. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. Other than repurchase rights in favor of the Company with respect to Company Stock owned by employees that the Company may exercise in its discretion, there are no agreements, written or oral, between the Company and any holder of its securities or others, or, to the Company's knowledge, among any holders of its securities, relating to the acquisition (including without limitation rights of first refusal, anti-dilution or pre-emptive rights), disposition, or registration under the Securities Act of the capital stock of the Company, in each case, which have not been effectively waived prior to the Closing Date.

        SECTION 3.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered at the Closing by the Company and the consummation by the Company of the transactions contemplated hereby or thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, except for the Stockholder Approval (as herein defined). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its material terms.

        SECTION 3.5 Corporate Approvals Regarding Transactions.

        (a) The Board of Directors of the Company has, at a telephonic meeting of such Board of Directors held on December 7, 2000, approved and adopted this Agreement, the Merger, and the other transactions contemplated hereby and thereby, declared the advisability of the Merger and recommended that the stockholders of the Company approve the Merger and the other transactions contemplated hereby, and has not rescinded or modified in any respect any of such actions.

        (b) The only votes of holders of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby are (i) the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock and Company Preferred Stock (voting on an as converted basis) voting as a single class, (ii) the affirmative vote of the holders of 51% of the outstanding shares of Company Series D Preferred Stock, and (iii) the affirmative vote of the holders of 51% of the outstanding shares of Company Series C Preferred Stock and Series B Preferred Stock voting as a single class.

        (c) The execution and delivery of the Voting Agreements by the Company Stockholders who have delivered such Voting Agreements to Parent do not (i) violate the Company Charter, the Company Bylaws or any other agreement or arrangement to which the Company is a party, or any such agreement or arrangement to which, to the Company's knowledge, such Company Stockholders are a party. The Company knows of no reason why the Voting Agreements would not be binding and enforceable in accordance with their terms against the Company Stockholders that are parties to such Voting Agreements.

        (d) The Soliciting Materials (as defined in Section 5.5. hereof) shall comply in all material respects with the provisions of the Company Charter, Company Bylaws, and applicable law, including the MBCL as well as state and federal securities laws, and shall not contain any material misstatement or material omission of material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading; provided, however, that the Company shall not be responsible for any material misstatement or material omissions contained in (i) Parent SEC Reports (as defined in Section
4.5 hereof), if any, included therein, or (ii) the Parent Information (as herein defined), if any, supplied pursuant to Rule 502(b)(2) of Regulation D promulgated under the Securities Act in connection with this transaction and included in the Soliciting Materials (as herein defined).

        SECTION 3.6 Agreements, Contracts and Commitments.

        (a) Except for the material contracts, commitments, leases, licenses, plans and agreements listed on Section 3.6(a) of the Disclosure Schedule (the "COMPANY AGREEMENTS"), the Company is not party to or subject to:

                (i) any agreement (or group of related agreements) which requires future expenditures by the Company in excess of $250,000 or which might result in payments to the Company in excess of $250,000 or is otherwise material to the Company's business;

                (ii) any material contract or agreement for, the purchase or sale of any commodity, product, material, supplies, equipment or other personal property, other than purchase or sale orders entered into in the ordinary course of business;

                (iii) any employment, consulting or independent contractor agreements, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase or similar plans and arrangements;

                (iv) any distributor, sales representative or similar material agreement;

                (v) any material license agreement (whether as licensor or licensee) with respect to any Intellectual Property (as defined below) other than commonly available third party software;

                (vi) any material agreement with any current or former stockholder, officer or director of the Company, or any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including without limitation any agreement or other arrangement providing for the furnishing, of services by, rental of real or personal property from, or otherwise requiring payments to, any such person;

                (vii) any agreement or other commitment with any person or entity containing covenants limiting the freedom of the Company or any of the Company's affiliates, employees, directors, officers, consultants or agents to compete in any line of business or with any person or entity or in any geographical location or to use or disclose any information in their possession;

                (viii) any material loan agreement, indenture, note, bond, debenture, guarantee or any other document or agreement evidencing a capitalized lease obligation or indebtedness to any person or any agreement of guaranty, indemnification or other similar commitment with respect to the obligations or liabilities of any other person;

                (ix) any agreement for the disposition of Company assets other than in the ordinary course of business consistent with past practices;

                (x) any agreement for the acquisition of the business or shares of another party (except repurchase rights in favor of the Company for shares of Company common stock owned by any employee, officer, director, consultant, or advisor to the Company);

                (xi) any contract or agreement concerning a partnership or joint venture with one or more person;

                (xii) any hedging, futures, options or other derivative contracts;

                (xiii) any lease of real property;

                (xiv) any material agreement which contains a fixed penalty or liquidated damages clause for late performance or other default by the Company to the extent that such late performance or default would cause a material adverse effect to the company; or

                (xv) any other agreement or contract (or group of related agreements or contracts) to the extent not otherwise disclosed in the Disclosure Schedule, the performance of which involves consideration paid by the Company in excess of $250,000 in any one year period.

        (b) Correct and complete copies of all Company Agreements, including all amendments thereto, have been made available to Parent. The Company has not breached, is not in default under, and has not received written notice of any breach of or default under, any agreement required to be disclosed in Section 3.6(a) of the Disclosure Schedule (each, a "MATERIAL CONTRACT"). To the Company's knowledge, no other party to any Material Contract has breached or is in default of any of its obligations thereunder to the extent that such breach or default would cause a material adverse effect to the Company. Each Material Contract is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that do not currently have or would not have a material adverse effect on the Company. To the Company's knowledge, each Material Contract is a legal, valid and binding obligation of the Company and each of the other parties thereto, enforceable in accordance with its terms, except that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity.

        SECTION 3.7 No Conflict, Required Filings and Consents.

        (a) The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered by the Company at the Closing does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter or Company Bylaws; (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which it or any of its properties is bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair in any material respect the Company's rights or materially alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Material Contract, or result in the creation of any security interest, lien, claim, pledge, agreement, limitation in voting rights, charge or other encumbrance of any material nature (collectively, "LIENS") on any of the properties or assets of the Company pursuant to any Company Agreement.

        (b) The execution and delivery of this Agreement and any instrument required hereby to be executed and delivered by the Company at the Closing does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative or regulatory agency or commission or other governmental authority or instrumentality (whether domestic or foreign, a "GOVERNMENTAL ENTITY"), except (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country; (ii) the filing and recordation of appropriate merger or other documents as required by the MBCL; and (iii) any filings as required by the Hart-Scott-Rodino Pre-Merger Notification Act of 1976 (the "HSR

ACT"); and (iv) such other consents, approvals, authorizations or permits which, if not obtained or made, would not have a material adverse effect on the Company.

        (c) The consent of, or the delivery of notice to or filing with, any party to a Material Contract is not required for the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated by this Agreement.

        SECTION 3.8 Compliance, Permits.

        (a) The Company is not in conflict with, or in default or violation of (and has not received any notices of violation. with respect to), any law, rule, regulation, order, judgment or decree applicable to the Company or by which it or any of its properties is bound or affected, and the Company has no knowledge of any such conflict, default or violation thereunder, except in each case for any such conflicts, defaults or violations that is not currently having or would not have a material adverse effect on the Company.

        (b) To the Company's knowledge, the Company holds all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of the Company as it is now being conducted (collectively, the "COMPANY PERMITS"). The Company Permits are in full force and effect, have not been violated in any respect that is currently having or would have a material adverse effect on the Company, and no suspension, revocation or cancellation thereof has been threatened and there is no action, proceeding or investigation pending or, to the Company's knowledge threatened regarding suspension, revocation or cancellation of any Company Permits, except where the suspension, revocation or cancellation of such Company Permits would not have a material adverse effect on the Company.

        SECTION 3.9 Financial Statements. Attached to Section 3.9 of the Disclosure Schedule are the audited balance sheet of the Company as of September 30, 2000 (the "COMPANY BALANCE SHEET") and September 30, 1999, together with the related statements of income and cash flows for the fiscal years of the Company then ended (the "FINANCIAL STATEMENTS"), all certified by Arthur Andersen LLP, the Company's independent public accountants whose audit reports thereon are included therewith. Each of the Financial Statements (including, in each case, any related notes thereto) (i) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved, (ii) are complete and correct, and (iii) fairly presents the financial position of the Company as of the respective dates thereof and the results of its operations and cash flows and stockholder equity for the periods indicated. Except as noted in the opinions contained in the Financial Statements, such Financial Statements and opinions were rendered without qualification or exception and were not subject to any contingency. No event has occurred since the preparation of the most recent Financial Statements that would require a restatement of the Financial Statements under GAAP other than by reason of a change in GAAP.

        SECTION 3.10 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company has conducted its business in the ordinary course consistent with past practice and, since such date, there has not occurred:

        (a) any event, damage, destruction or loss, whether covered by insurance or not, which has had or reasonably is expected to have a material adverse effect on the Company;

        (b) any entry by the Company into a commitment or transaction material to the Company, which is not in the ordinary course of business consistent with prior practice;

        (c) any change by the Company in accounting principles, methods or practices, except insofar as may have been required by a change in GAAP;

        (d) any declaration, payment or setting aside for payment of any dividends or distributions in respect to shares of Company Stock, or any redemption, purchase or other acquisition of any shares of Company Stock;

        (e) any cancellation of any debts or waiver or release of any right or claim of the Company individually or in the aggregate material to the Company, whether or not in the ordinary course of business;

        (f) any revaluations by the Company of any of its assets or liabilities, including without limitation, writing-off notes or accounts receivable;

        (g) any material increase in the rate or terms of compensation payable or to become payable by the Company to any Company Personnel; any bonus, incentive compensation, service award or other benefit granted, made or accrued, contingently or otherwise, for or to the credit of any Company Personnel; employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by the Company for any Company Personnel except for contributions in accordance with prior practice made to, and payments made to employees under, plans and arrangements existing on the date of the Company Balance Sheet;

        (h) any adoption of a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company, other than in connection with the transactions contemplated hereby;

        (i) any purchase, acquisition or sale by the Company of any assets, other than in the ordinary course of business;

        (j) any material addition to, or material modification of, the Employee Plans, arrangements or practices existing on the date of the Company Balance Sheet which affect any Company Personnel (other than accelerated vesting of Company Options which will be triggered upon the consummation of the transactions contemplated by this Agreement);

        (k) any amendment, cancellation or termination of any Material Contract, including, without limitation, license or sublicense, or other instrument to which the Company is a party or to which the Company or any of the assets of the Company is bound;

        (l) any failure to pay when due any material obligation of the Company;

        (m) any failure to operate the business of the Company in the ordinary course with an effort to preserve the business intact, to keep available to the Company the services of their personnel, and to preserve for the Company the goodwill of their customers and others having business relations with the Company except for such failures that would not have a material adverse effect on the Company;

        (n) any commitment to borrow money entered into by the Company, or any loans made or agreed to be made by the Company, involving more than $50,000 individually or $250,000 in the aggregate;

        (o) any liabilities incurred by the Company involving $50,000 or more individually and $250,000 or more in the aggregate, other than (i) liabilities incurred in the ordinary course of business consistent with past practices, and
(ii) the advance made by Parent to the Company as evidenced by that certain Convertible Promissory Note dated as of November 14, 2000 by the Company in favor of Parent (the "ADVANCE");

        (p) any payment, discharge or satisfaction of any material liabilities of the Company or any material capital expenditure of the Company, other than
(i) the payment, discharge or satisfaction in the ordinary course of business consistent with prior practice of liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business consistent with prior practice since the date of the Company Balance Sheet, and
(ii) any capital expenditures involving $50,000 or less individually and $250,000 or less in the aggregate;

        (q) any amendment of the Company Charter or Company Bylaws; or

        (r) any agreement by the Company to do any of the things described in the preceding clauses (a) through (q) of this Section 3.10, other than as expressly contemplated or provided for in this Agreement.

        SECTION 3.11 No Undisclosed Liabilities. To the Company's knowledge, there are no liabilities of the Company, other than (i) liabilities disclosed or provided for in the Company Balance Sheet, (ii) liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet and which, if existing, would not have a material adverse effect on the Company, or
(iii) the Advance. There is no probable or reasonably possible loss contingency (within the meaning of Statement of Financial Accounting Standards No. 5) known to the Company which is not reflected in the Financial Statements (including the notes thereto).

        SECTION 3.12 Absence of Litigation. There are no claims, actions, suits, proceedings or investigations (i) pending against the Company or any properties or assets of the Company, or (ii) to the knowledge of the Company, threatened against the Company or any properties or assets of the Company, in each case, which claims, actions, suits, proceedings or investigations could reasonably be expected to have a material adverse effect on the Company.

        SECTION 3.13 Employee Benefit Plans, Options and Employment Agreements.

        (a) Section 3.13(a) of the Disclosure Schedule includes a true, accurate and complete list of each "EMPLOYEE PLAN" of the Company which consists of each:

                (i) "employee welfare benefit plan," as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"),
(A) which the Company maintains or administers or to which the Company contributes or is required to contribute, and (B) which covers any employee or former employee of the Company or under which the Company has any liability (a "WELFARE PLAN");

                (ii) "multiemployer plan," as defined in Section 3(37) of ERISA,
(A) which the Company or any corporation or other trade or business which is treated as a single employer with the Company under Section 414(b), (c), (m) or
(o) of the Code or under Section 4001(b)(1) of ERISA (a "CONTROLLED GROUP MEMBER") maintains or administers or to which the Company or Controlled Group Member contributes or is required to contribute, either currently or at any time since the Company's inception, and (B) which covers or covered any employee or former employee of the Company or Controlled Group Member or under which the Company or Controlled Group Member has any liability (a "MULTIEMPLOYER PLAN");

                (iii) Employee Plan which is maintained in connection with any trust described in Section 501(c)(9) of the Code;

                (iv) "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which the Company maintains or administers or to which the Company contributes or is required to contribute, and (B) which covers any employee or former employee of the Company or under which the Company has any liability (a "PENSION PLAN"); and

                (v) plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, severance benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or under which the Company has any liability, and (C) covers any employee or former employee of the Company (collectively, "BENEFIT ARRANGEMENTS");

        (b) (i) There is no Pension Plan, nor has the Company or any Controlled Group Member at any time maintained, administered, contributed or been required to contribute to any "employee pension benefit plan" as defined in Section 3(2) of ERISA, which is subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, or the provisions of Title IV of ERISA.

                (ii) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which is intended to be qualified and tax-exempt under the provisions of Section 401(a) (or 403(a) as appropriate) of the Code and Section 501(a) of the Code is so qualified and has been so qualified during the period from its adoption to date.

                (iii) Each Pension Plan, each related trust agreement, annuity contract or other funding instrument and each Welfare Plan complies in all material respects and has been maintained in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including but not limited to ERISA and the Code.

        (c) Each Benefit Arrangement has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable laws, rules and regulations of any Governmental Entity.

        (d) As of the date of this Agreement and as of the Closing Date, neither the Company nor a Controlled Group Member maintains, administers, contributes to or is required to contribute to a Multiemployer Plan. Neither the Company nor a Controlled Group Member has, at any time, withdrawn from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205 of ERISA respectively, which has resulted in any liability to the Company.

        (e) Neither the Company nor any plan fiduciary of any Welfare Plan or Pension Plan has engaged in any transaction in violation of Section 406(a) or
(b) of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code.

        (f) Copies of each of the following documents have been delivered by the Company to Parent: (i) each Welfare Plan, Pension Plan and Multiemployer Plan (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been generally distributed to the persons entitled to benefits thereunder, and all annuity contracts or other funding instruments, (ii) each Benefit Arrangement, including written interpretations thereof and written descriptions thereof which have been generally distributed to the persons entitled to benefits thereunder (including descriptions of the number and level of persons covered thereby) and complete descriptions of any Benefit Arrangement which is not in writing, (iii) the most recent determination letter and/or opinion letter or notification letter, as applicable, issued by the IRS with respect to each Pension Plan intended to be a qualified plan under Section 401(a) of the Code, (iv) Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan and Welfare Plan for the three most recent plan years, (v) each form of notice and certification relating to group health plans provided by the Company to its employees and their beneficiaries required under the Consolidated Omnibus Budget Reconciliation of 1985, as amended, or under the Health Insurance Portability and Accountability Act of 1996, as amended, (vi) the results of nondiscrimination testing performed with respect to each Pension Plan for the three most recent plan years, (vii) a description of complete age, salary, service and related data as of the last day of the last plan year for employees and former employees of the Company covered under the Pension Plans, and (viii) a description setting forth the amount of any liability of the Company for payments more than thirty days past due with respect to each Welfare Plan as of the Closing Date.

        (g) Each Welfare Plan, Pension Plan, related trust agreement, annuity contract or other funding instrument and each Benefit Arrangement is a legal, valid and binding obligation of the Company and is in full force and effect.

        (h) Neither the Company nor any Welfare Plan has any obligation to make any payment to or with respect to any former officer, director, employee, independent contractor, agent, representative or consultant of the Company ("COMPANY PERSONNEL") pursuant to any retiree medical benefit or other Welfare Plan, except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and, to the Company's knowledge, no condition exists which would prevent the Company from amending or terminating any such benefit or Welfare Plan.

        (i) The Company would not have any obligation to make any severance or other payments to any Company Personnel if such personnel was terminated prior to, at or after the Closing other than such severance obligations disclosed in the employment offer letters or employment agreements, copies of which have been provided to Parent and each of which is listed in the Disclosure Schedule.

        (j) No benefit, payment or other entitlement under any Pension Plan, Welfare Plan or Benefit Arrangement, or under any agreement relating to the employment or retention of Company Personnel, will be established or become accelerated, vested, payable or funded by reason of the execution and delivery of this Agreement, or any of the transactions contemplated under this Agreement (except for the accelerated vesting of Company Stock

Options which will be triggered upon the consummation of the transactions contemplated by this Agreement); provided that vesting as required by applicable laws will occur pursuant to the terms of any Pension Plan which is terminated as contemplated under Section 6.4 of this Agreement.

        (k) There are no Actions pending, or to the Knowledge of the Company, threatened with respect to any Pension Plan, Welfare Plan or Benefit Arrangement, other than claims for the payment of benefits in the ordinary course of operation of such plan or arrangement.

        SECTION 3.14 Labor Matters.

        (a) To the Company's knowledge, the Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and laws, and is not engaged in any unfair labor practices;

        (b) There are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its respective employees, consultants or independent contractors, which controversies have had or could reasonably be expected to have a material adverse effect on the Company;

        (c) The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor does the Company know of any activities or proceedings of any labor union to organize any such employees; and

        (d) The Company has no knowledge of any labor disputes, strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of, or consultants or independent contractors to, the Company.

        SECTION 3.15 Properties and Assets, Encumbrances. The Company has good, valid and marketable title to, a valid leasehold interest in, or valid license rights to, all the properties and assets which it purports to own, lease or license (real, personal and mixed, tangible and intangible), including, without, limitation, all the properties and assets reflected in the Company Balance Sheet (except for personal property sold since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice), except as would not have a material adverse effect on the Company, and such properties and assets are all of the assets (whether tangible or intangible) that are used or required for use in the operation of its business as currently or proposed to be conducted. All properties and assets reflected in the Company Balance Sheet are free and clear of all Liens, except for Liens reflected on the Company Balance Sheet and Liens for current taxes not yet due and other Liens that do not, individually or in the aggregate, materially detract from the value or impair the use of the property or assets subject thereto. Section 3.15 of the Disclosure Schedule contains a complete and accurate list of all leases pursuant to which the Company leases from others material amounts of real or personal property. Each such lease is in good standing, valid and effective in accordance with its terms, and there is not under any such lease, any existing material default or event of default (or event which with the giving of notice or lapse of time, or both, would constitute a material default).

        SECTION 3.16 Taxes.

        (a) For purposes of this Agreement, "TAX" or "TAXES" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including without limitation (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and
(ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "TAX RETURNS" shall mean returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including without limitation, consolidated, combined or unitary tax returns.

        (b) All Tax Returns required to be filed by the Company on or before the date hereof have been properly and timely filed. All Tax Returns required to be filed by the Company on or before the Closing Date shall have been properly and timely filed. All Tax Returns filed on or before the date hereof, are, and all Tax Returns filed after the date hereof will be, correct, true and complete in all respects. To the extent that any Tax Returns have been audited by the applicable Tax authorities or other Governmental Entity, all additional Taxes claimed or assessed or deficiencies proposed resulting from such audits as to which the Company is or may be liable have been paid or settled, and no facts have come to the attention of the Company indicating that any such claim, assessment or deficiency in respect of Taxes as to which the Company is or may be liable have not been paid or settled. The Company has not granted any extension of limitation periods applicable to audits or claims by any Tax authority or other Governmental Entity.

        (c) There are no pending or, to the Company's knowledge, threatened audits, investigations or claims against the Company for or relating to any liability in respect of Taxes and no facts or circumstances exist which indicate that any such audits, investigations or claims in respect of Taxes may be brought or are under discussion with any Tax authority or other Governmental Entity.

        (d) The Company has not filed a consent or entered into an agreement or made an election with regard to any of its assets, pursuant to Section 341(f) of the Code.

        (e) The Company has not received any notice of deficiency or assessment from any federal, state or local Tax authority or other Governmental Entity with respect to liabilities for Taxes of the Company which has not been fully paid or finally settled.

        (f) The Company is not a party to any Tax sharing, Tax allocation, or similar agreement with any other person or entity.

        (g) All Taxes due and payable by the Company (whether or not shown on any Tax Return) have been paid in full.

        (h) The Company has withheld all Taxes required to have been withheld and paid by it on its behalf in connection with amounts paid or owing to any Company Personnel or other person, and such withheld Taxes have either been duly paid to the proper Governmental Entity or set aside in accounts for such purpose.

        (i) The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that will not be deductible under Code Section 162(m) or 280G.

        (j) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii), and there is no cause for Parent to deduct and withhold any amount pursuant to Code Section 1445 or any similar or other provision of Law from any consideration to be paid or given by Parent pursuant to the transactions contemplated by this Agreement.

        (k) The Company has not filed with respect to any item a disclosure statement pursuant to Code Section 6662 or any comparable disclosure with respect to foreign, federal, state and/or local laws, rules or regulations.

        (l) The Company (i) has not been a member of any affiliated group filing a consolidated federal income Tax Return and (ii) has no liability for the Taxes of any person as defined in Code Section 7701(a)(1) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as transferee or successor, by contract or otherwise.

        (m) The Company is a United States person within the meaning of Code
Section 7701(a)(30).

        (n) There are no elections in effect made by the Company pursuant to Code Sections 338 or 336(e) or the regulations thereunder and the Company is not subject to any constructive elections under Code Section 338 or the regulations thereunder.

        (o) No asset of the Company (i) is subject to a lease under (A) former
Section 168(f)(8) of the Code, or (B) Code Section 7701(h); (ii) secures any debt the interest on which is tax-exempt under Code Section 103(a); or (iii) is tax-exempt use property within the meaning of Code Section 168(h).

        (p) The Company has not agreed, and is not required, to make any adjustment pursuant to Code Section 481(a) by reason of a change in accounting method initiated by the Company.

        (q) The Company has made appropriate provision in the Financial Statements for any Taxes not paid as of the respective dates of each of such Financial Statements.

        (r) The Company has not taken any action that would have the effect of deferring any liability for Taxes for the Company to any taxable period ending after the Closing Date.

        (s) None of the income recognized for federal, state, local, foreign or other Tax purposes by the Company prior to the Closing Date will (i) be derived other than in the ordinary course of business, or (ii) arise from transactions of a type not reflected in the relevant Tax Returns for the last taxable period ending prior to the Closing Date.

        (t) The Company (i) has not participated in or cooperated with any international boycott within the meaning of Code Section 999, (ii) has not disposed of any asset which for Tax purposes has been accounted for under the installment method; (iii) is not a party to any interest rate swap, currency swap or similar transaction; (iv) has not issued or assumed any corporate acquisition indebtedness within the meaning of Code Section 279(b), or any obligation described in Code Section 279(a)(2); (v) will not have sustained, as of the Closing Date, an "overall foreign loss" within the meaning of Code
Section 904(f); and (vi) will not have, as of the Closing Date, any "non-recaptured net section 1231 losses" within the meaning of Code Section 1231(c).

        SECTION 3.17 Environmental Matters.

        (a) The Company is in compliance in all material respects with all applicable Environmental Laws (as defined below). The Company has not received any communication from a Governmental Entity, citizens group, employee or other person that alleges that the Company is not in full compliance with all applicable Environmental Laws.

        (b) There is no Environmental Claim (as defined below) pending against the Company or, to the Company's knowledge, threatened against any person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

        (c) To the Company's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release, emission, discharge or disposal of any Materials of Environmental Concern (as defined below), that could form the basis of any Environmental Claim against the Company or, to the Company's knowledge, against any person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

        (d) Section 3.17(d) of the Disclosure Schedule contains a complete and accurate list of any reports, studies, analyses, tests or monitoring possessed by the Company pertaining to Materials of Environmental Concern in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or regarding the Company's compliance with applicable Environmental Laws. The Company has not initiated or requested any other reports, studies, analyses, tests or monitoring in this regard.

        (e) "ENVIRONMENTAL CLAIM" means any claim, action, cause of action, investigation or notice by any person alleging potential liability arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by the Company, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

        (f) "ENVIRONMENTAL LAWS" means all federal, state, local and foreign laws and regulations relating to pollution or protection or preservation of human health or the environment including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata and natural resources, and including, without limitation, all laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

        (g) "MATERIALS OF ENVIRONMENTAL CONCERN" means all pollutants, containments, toxic or hazardous substances, materials and wastes, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated bipheryls, radon or lead-based paints and materials.

        (h) "RELEASE" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Materials of Environmental Concern through or in the air, soil, surface water, groundwater or property.

        SECTION 3.18 Intellectual Property.

        (a) "INTELLECTUAL PROPERTY" is defined as all intellectual property in which Company has any right, title, or interest (including a licensed right other than rights to licensed software that is generally commercially available) or which has been, is being, or is expected to be used, exploited, or commercialized by Company in the conduct of its business, including but not limited to all "Patents" (hereinafter defined), all "Marks" (hereinafter defined), all "Copyrights" (hereinafter defined), and all "Confidential Information" (hereinafter defined).

                (1) "PATENTS" is defined to include all concepts, ideas, designs, inventions (whether patentable or not), techniques, all U.S. and foreign patent applications, and all U.S. and foreign patents, including but not limited to the items listed in Section 3.18(a) of the Disclosure Schedule.

                (2) "MARKS" is defined to include all words, names, logos, symbols, trade names, source indicating indicia, trade dress, trademarks, marks, U.S. and foreign applications to register marks, and U.S. and foreign registrations, including but not limited to the items in Section 3.18(a) of the Disclosure Schedule.

                (3) "COPYRIGHTS" is defined to include all copyrights, U.S. and foreign, whether registered or not, all copyright applications, all copyright registrations, including but not limited to the copyrights in Company's business documents and files, customer documents and files, software, product designs and packaging, advertising, promotional material, and software products (whether developed or in development), including but not limited to the items in Section 3.18(a) of the Disclosure Schedule.

                (4) "CONFIDENTIAL INFORMATION" is defined to include, but not limited to, confidential information, financial information, business trade secrets, marketing information, financial and technical trade secrets, techniques, processes, and know-how, including but not limited to the items in
Section 3.18(a) of the Disclosure Schedule.

        (b) Section 3.18(b) of the Disclosure Schedule contains a complete and accurate list and description of (i) Intellectual Property which is material to the business of Company; (ii) all patent applications, issued patents, trademark applications, trademark registrations, copyright applications, and copyright registrations, (iii) all licenses of Intellectual Property to the Company (other than licensed software that is generally commercially available) which are material to the business of Company; and (iv) all licenses and other agreements, written or not, from Company to any third party granting any rights or interests in the Intellectual Property.

        (c) Except as set forth in Section 3.18(c) of the Disclosure Schedule:

                (1) Company is the sole owner, free and clear of any Lien or encumbrance, and without the payment of any monies or royalty except with respect to off-the-shelf software, of the Intellectual Property;

                (2) Company has taken, and will continue to take, all actions which are necessary or advisable to acquire and protect the Intellectual Property, consistent with prudent commercial practices;

                (3) Company's rights in the Intellectual Property are valid and enforceable;

                (4) Company has received no demand, claim, notice or inquiry from any person in respect of the Intellectual Property which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity of, the rights of the Company in, or the right of the Company to use, any such Intellectual Property, and the Company knows of no basis for any such challenge;

                (5) Company is not in violation or infringement of, and has not violated or infringed, any proprietary rights of any other person;

                (6) no person has or is infringing, misappropriating, or making unauthorized use of any Intellectual Property;

                (7) except on an arm's-length basis for value and other commercially reasonable terms, the Company has not licensed, consented or acquiesced to the taking or use of any Intellectual Property by any person;

                (8) all software products sold or licensed which are material to the business of the Company were either (a) authored by regular employees of Company within the scope of their employment and Company was thus the original author pursuant to the work made for hire doctrine, or (b) authored by independent contractors subject to enforceable non-disclosure and assignment agreements referenced in Section 3.18(c)(11);

                (9) the Company is not subject to any judicial decree, order, judgment, stipulation, or agreement with a third party restricting in any manner the ownership, use, sale, or licensing of the Intellectual Property or any products or service utilizing the Intellectual Property, except for commercial agreements or licenses listed pursuant to Section 3.18(b);

                (10) the execution and consummation of this Agreement will not adversely impair or impact the value of or Parent's future enjoyment and exploitation of the Intellectual Property;

                (11) all current or former Company personnel, including partners, directors, officers, employees, agents, consultants and contractors, who have contributed to or participated in the conception, creation, or development of any Intellectual Property are identified in Section 3.18(c)(11) of the Disclosure Schedule and have executed effective and proper agreements containing non-disclosure and assignment provisions for the benefit of Company. True and complete copies of these agreements have been delivered to Parent. After giving effect to the transactions contemplated herein, no current or former personnel of Company will possess any right, title or interest in the Intellectual Property; and

                (12) Company is not in breach or violation of any agreement relating to any Intellectual Property which would materially impair Company's rights, title, or interest in the Intellectual Property or agreement.

        SECTION 3.19 Insurance. Section 3.19 of the Disclosure Schedule contains a true, accurate and complete list of all policies or binders of fire, liability, title, workers' compensation and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by the Company on the business, assets or personnel of the Company. All of such policies are sufficient for compliance with all requirements of all contracts to which the Company is a party and all state, federal, local or foreign laws, rules and regulations applicable to the Company. The Company has paid all premiums due on such insurance policies and is in compliance with and not in default under any of such policies or binders. The Company has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion when the effect of such default or such failure would be to render a material claim uninsured. The Company has not received any notice from any insurer advising of reduced coverage or increased premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. Such policies and binders are in full force and effect, and the Company has delivered true and correct copies of such policies and binders to Parent.

        SECTION 3.20 Accounts Receivable. The accounts receivable of the Company as reflected in the most recent Financial Statements, to the extent uncollected on the date hereof and the accounts receivable reflected on the books of the Company are valid and existing and represent monies due, are current collectible in accordance with their terms at their recorded amounts, subject only to the reserve for receivables not collectible in the ordinary course of business as reflected on the face of the Company Balance Sheet as adjusted for time through the Closing Date in accordance with past practice and custom, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions encumbrances or conditions enforceable by third parties on or affecting any thereof.

        SECTION 3.21 Equipment. All of the tangible personal property of the Company that is material, either individually or in the aggregate, to the operation of the Company's business (the "EQUIPMENT") is in good working order, operating condition and state of repair, ordinary wear and tear excepted. Section 3.21 of the Disclosure Schedule lists each material lease or other contractual obligation (including all amendments) under which any Equipment is held or used (the "LEASES").

        SECTION 3.22 Restrictions on Business Activities. Except for this Agreement, there is no agreement executed by the Company or any other agreement, judgment, injunction, order or decree binding upon the Company that has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of the Company, the acquisition of material property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.

        SECTION 3.23 Interested Parties Transactions. Except as set forth in
Section 3.23 of the Disclosure Schedule, no stockholder, officer or director of the Company, or any person with whom any such stockholder, officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person owns any beneficial interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all of such persons), has any interest in (i) to the Company's knowledge, any contract, arrangement or understanding with, or relating to, the business or operations of the Company that could reasonably be expected to result in a liability or obligation of the Company, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness with the Company, (iii) any material property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the business or operations of the Company, (iv) to the Company's knowledge, any business or entity that competes with the Company, or (v) to the Company's knowledge, any other transaction that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC, if the Company filed such reports.

        SECTION 3.24 Change in Control Payments. The Company has no plans, programs or agreements to which they are parties, or to which they are subject, pursuant to which payments (or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, the Merger or any other a change of control of the Company other than accelerated vesting of Company Stock Options and the Company's Safety Net Plan.

        SECTION 3.25 Tax Matters. Neither the Company nor any of its affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from constituting a reorganization within the meaning of
Section 368(a) of the Code.

        SECTION 3.26 No Existing Discussions. As of the date hereof, neither the Company nor any director, officer or employee of the Company or, to the Company's knowledge, any agent or third-party representative of the Company is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Acquisition Proposal (as defined in Section 5.2(b) of this Agreement.

        SECTION 3.27 Brokers. Except as set forth in Section 3.27 of the Disclosure Schedule, no broker, finder or investment banker (collectively, a "BROKER") is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and any Broker pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

        SECTION 3.28 Affiliates, Officers, Directors and Employees. Section 3.28(a) of the Disclosure Schedule contains a true, complete and correct list of all persons who are, as of the date hereof, affiliates of the Company. Section 3.28(b) of the Disclosure Schedule contains a correct and complete list of all of the officers and directors of the Company, specifying their office and annual rate of compensation, and a list of all of the employees of the Company as of the date hereof with whom the Company has any employment or deferred compensation contract, whether or not expressed in writing.

        SECTION 3.29 Bank Accounts; Funds. On and after the Closing Date, all monies and accounts arising out of, relating to or established for the business or the Company shall be held by, and accessible only to, the Surviving Corporation. Section 3.29 of the Disclosure Schedule identifies each bank account or similar account for the deposit of cash or securities maintained by or on behalf of the Company (indicating the name and address of the bank or other financial institution, the account name and number and the individuals with signing authority with respect to such account).

        SECTION 3.30 Books and Records. The books of account, minute books (including, without limitation, all actions of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company) stock record books and other records of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices, including an adequate system of internal controls, except for such failures with respect thereto as do not have a material adverse effect on the Company.

        SECTION 3.31 Private Sale. To The Company's knowledge, as of the date of this Agreement, there are not more that 35 holders of Company Stock who are not "accredited investors," as that term is defined in Regulation D promulgated under the Securities Act.

        SECTION 3.32 No Payments. The Company has not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official, Governmental Entity or other person or entity, in the United States or any other country, which is in any manner related to the business or operations of the Company which the Company knows or has reason to believe to have been illegal under any federal, state or local law of the United States or the laws of any other country having jurisdiction; and the Company has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers or which violate any applicable law, rule or regulation.

        SECTION 3.33 Intellectual Property Trust. Other than the Intellectual Property licensed to it by the Company pursuant to the terms of that certain License and Development Agreement, dated as of August 15, 2000 (the "TRUST LICENSE"), by and between the Company and Acadia Trust, a trust under the laws of Massachusetts (the "TRUST"), the Trust does not own or have the right to use, sell, lease, license, sublicense, or otherwise exploit in any manner any Intellectual Property. Other than the Trust License and the Acadia Trust Declaration of Trust, dated August 15, 2000 (the "TRUST AGREEMENT"), the Trust is not a party to any contract, agreement, obligation or understanding, whether written or oral, and has no liabilities or assets other than those created pursuant to the Trust License. The Trustee of the Trust is Broadwood LLC, a Massachusetts limited liability company ("BROADWOOD"), the sole members of which are Rupen Dolasia, Jacob Frank and Richard Wiley. The beneficiaries of the Trust, which may be changed at the election of the Trustee, are Maria C. Gutierrez and Richard Prohaska.

        SECTION 3.34 Full Disclosure. All of the representations and warranties made by the Company in this Agreement, and all statements set forth in the certificates delivered by the Company at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by the Company pursuant to the terms of this Agreement are complete and accurate copies of the original documents.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company that:

        SECTION 4.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted or presently proposed to be conducted. Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a material adverse effect on Parent and its subsidiaries, taken as a whole.

        SECTION 4.2 Capitalization.

        (a) The authorized capital stock of Parent consists of 240,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share ("PARENT PREFERRED STOCK"). As of November 30, 2000, before giving effect to the two-for-one stock split applicable to shares of Parent Common Stock held of record as of November 30, 2000, the distribution date of which is December 15, 2000, 36,853,937 shares of Parent Common Stock were outstanding. No shares of Parent Preferred Stock are outstanding.

        (b) All of the shares of Parent Common Stock to be issued in the Merger have been duly authorized by all necessary corporate action and will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable.

        (c) The authorized capital stock of Merger Sub consists of 1000 shares of Merger Sub Common Stock, all of which are issued and outstanding and fully paid and nonassessable.

        SECTION 4.3 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered at the Closing by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms.

        SECTION 4.4 No Conflict, Required Filings and Consents.

        (a) The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered at the Closing by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Articles of Organization , as amended, of Parent (the "PARENT CHARTER"), the Bylaws of Parent (the "PARENT BYLAWS"), the Merger Sub Charter or the Merger Sub Bylaws or (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub by which its or their respective properties are bound or affected, except in the case of (ii) for any such conflicts, violations, breaches, defaults or other occurrences that would not have a material adverse effect on Parent.

        (b) The execution and delivery of this Agreement or any instrument required hereby to be executed and delivered by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country; (ii) the filing and recordation of appropriate merger or other documents as required by the MBCL; (iii) any filing required under the HSR Act;
(iv) any filing or notice required to be given in accordance with the rules of the Nasdaq Stock Market, and (iv) such other consents, approvals, authorizations or permits which, if not obtained or made, would not have a material adverse effect on Parent.

        SECTION 4.5 SEC Filings; Financial Statements.

        (a) Parent has timely filed and made available to the Company all forms, reports, schedules, statements and other documents required to be filed by Parent with the SEC since December 31, 1998 (collectively, the "PARENT SEC REPORTS"). The Parent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries are required to file any forms, reports, schedules, statements or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes), contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Closing, complied, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

        (c) Between July 2, 2000 and the date hereof, except as disclosed in the Parent SEC Reports, there has not been any change in the business or operations of the Parent that has had or reasonably would be expected to have a material adverse effect on Parent.

        (d) The Parent Information (as herein defined) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent Information or necessary in order to make the statements in such Parent Information, in light of the circumstances under which they were made, not misleading.

        SECTION 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

        SECTION 4.7 Ownership of Merger Sub, No Prior Activities. As of the date hereof and as of the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated hereby or thereby, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

        SECTION 4.8 Tax Matters. Neither Parent nor any of its affiliates has taken or agreed to take any action or failed to take any action or has any plan to take any action or fail to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

                                    ARTICLE V
                              PRE-CLOSING COVENANTS

        SECTION 5.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the Closing Date, the Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Parent), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due (subject to good faith disputes over such debts), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing Date. The Company agrees to promptly notify Parent of any event or occurrence not in the ordinary course of its business, and of any event which could have a material adverse effect on the Company. Without limiting the foregoing, except as expressly contemplated by this Agreement, the Company shall not do, cause or permit any of the following, without the prior written consent of Parent:

        (a) Charter Documents. Cause or permit any amendments to the Company Charter or the Company Bylaws;

        (b) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, except for the issuance of shares of its capital stock upon the exercise of outstanding options or warrants that are then exercisable;

        (c) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

        (d) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts, other than in the ordinary course of business consistent with past practice;

        (e) Intellectual Property. Transfer, assign or license to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

        (f) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

        (g) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice;

        (h) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

        (i) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $10,000 in any one case or $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements;

        (j) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

        (k) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

        (l) Termination or Waiver. Terminate or waive any right of substantial value;

        (m) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee, pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees;

        (n) Severance Arrangement. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof;

        (o) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement;

        (p) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

        (q) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

        (r) Notices. Fail to give any notices or other information required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable government authority under the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement;

        (s) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

        (t) Trade Associations. Join, apply to join or cause any subsidiary or other affiliate to join or apply to join any trade association, consortium or similar organization (including, without limitation, the Infiniband Trade Association); or

        (u) Other. Take, or agree in writing or otherwise to take, any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder in any material respect.

        SECTION 5.2 No Solicitation.

        (a) Prior to termination of this Agreement pursuant to Article IX hereof, the Company and its subsidiaries, if any, shall not, nor shall the Company authorize or permit any officers, directors or employees of, or any investment bankers, attorneys or other agents or representatives retained by or acting on behalf of, the Company or any of its subsidiaries, or authorize any Company Stockholder or third party to: (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes an Acquisition Proposal (as hereinafter defined), (ii) engage or participate in negotiations or discussions with, or furnish any information or data to, or take any other action to, facilitate any inquiries or making any proposal by, any third party relating to an Acquisition Proposal, (iii) enter into any agreement with respect to any Acquisition Proposal or approve an Acquisition Proposal, (iv) negotiate or enter discussions with, or furnish any information to, any third party (a "POTENTIAL ACQUIROR") with respect to any unsolicited Acquisition Proposal, or (v) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal. In the event that the Company shall receive any Acquisition Proposal, it shall promptly (and in no event later than 48 hours after receipt thereof) furnish to Parent the identity of the recipient of the Acquisition Proposal and of the Potential Acquiror, the terms of such Acquisition Proposal, and copies of such Acquisition Proposal and all information provided by the Potential Acquiror. The Company understands and agrees that any violation of the restrictions set forth in this Section 5.2 by the Company or any of its subsidiaries, or by any director or officer of the Company or any of its subsidiaries or any financial advisor, attorney or other advisor or representative of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, or any violation of these restrictions by any Company Stockholder or other third party authorized by the Company to do so, shall be deemed to be a breach of this Section 5.2 sufficient to enable Parent to terminate this Agreement pursuant to Section 9.1(c) hereof.

        (b) For the purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any proposal, whether in writing or otherwise, made by any person other than Parent or Merger Sub to acquire "beneficial ownership" (as defined under Rule 13(d) of the Securities Exchange Act of 1934, as amended) of any material part of the assets (other than in the ordinary course of the Company's business) or outstanding capital stock (or securities convertible into shares of capital stock) of any of the Company or its subsidiaries pursuant to a merger, consolidation, exchange of shares or other business combination, sale of shares of capital stock (or securities convertible into capital stock), sales of assets, tender offer or exchange offer or similar transaction involving the Company or its subsidiaries, including, without limitation, any sale or transfer of the Intellectual Property.

        SECTION 5.3 Access to Records. The Company will give Parent and its representatives, from the date hereof until the Closing Date, full access during normal business hours upon reasonable notice, to all of the properties, books, contracts, and Intellectual Property of the Company, and will make available to Parent and its representatives, experts and advisers all additional financial statements of and all information with respect to the business of the Company that Parent may reasonably request. Parent and its representatives shall have the right to copy any information or documentation the Parent is entitled to inspect under this Section 5.3; provided, however, that with respect to software (source code) and design files that are part of the Intellectual Property, the Company may require that such property be reviewed only at the Company's facilities without copies being made. No investigation or review of records in accordance with this Section 5.3 shall affect any representations or warranties of the Company or the conditions to the obligations of the parties pursuant to this Agreement.

        SECTION 5.4 Cooperation in Preparation of Financial Statements and Public Filings. Before Closing, Company agrees to cooperate with Parent and Parent's independent auditors in connection with the preparation and review of such financial statements and related documentation reasonably required by Parent in order to facilitate the prompt preparation and filing of combined financial results of Parent and the Company as well as any historical financial information of Company required to be filed by parent pursuant to SEC rules and regulations. Company's cooperation shall include, without limitation, the execution of standard representation letters requested by Parent's auditors for periods that the Subsidiaries have been in operation. In addition, the Company shall cooperate with Parent in connection with the preparation and filing of, and provide all necessary information to Parent for inclusion in, any reports, filings, schedules or other documents filed by Parent with the SEC.

        SECTION 5.5 Stockholder Approval. The Company shall, in accordance with the MBCL, the Company Charter, and the Company Bylaws duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable after the date hereof (and in any event on or before January 31, 2000 or such later date as Parent may consent to in writing), in either case for the purpose of considering and taking action upon the approval of this Agreement and the Merger, and the appointment of the Stockholder Representative ("STOCKHOLDER APPROVAL"). The Company will include in any proxy or other materials sent to Company Stockholders in connection with obtaining such Stockholder Approval (the "SOLICITING MATERIALS"), the recommendation of the Board of Directors of the Company that the Company stockholders vote in favor of the approval of this Agreement and the Merger and, subject to Parent's delivery of the Parent Information in accordance with Section 5.6 below, shall use its best efforts to solicit from all Company Stockholders proxies or written consents, as the case may be, in favor of such approval and will take all other actions reasonably necessary, or in the reasonable judgment of Parent advisable, to secure the Stockholder Approval.

        SECTION 5.6 Private Sale. At the time of effectiveness of the Company Stockholder Approval, and at the Effective Time, there will not be more than 35 holders of Company Stock who are not "accredited investors," as that term is defined in Regulation D promulgated under the Securities Act, and Parent shall have received Stockholder Representation Letters to such effect. Each holder of Company Stock who is not an "accredited investor" (i) shall have appointed a "purchaser representative" (as defined in Rule 501(h) of Regulation D promulgated under the Securities Act) to represent him or her in connection with the transactions contemplated by this Agreement prior to such holder's execution of the Stockholder Consent, and (ii) shall provide Parent evidence reasonably satisfactory to Parent of his or her appointment of a qualified purchaser representative; provided, however, that no such appointment of a purchaser representative shall be required if Parent is reasonably satisfied that such holder satisfies the requirements of Rule 506(b)(2)(ii) of Regulation D without such appointment. As promptly as possible after the date of this Agreement, Parent shall provide to the Company, for delivery to each holder of Company Stock who is not an "accredited investor," all information about Parent and the Merger that is required pursuant to Rule 502(b)(2) to be disclosed by an issuer of securities (the "PARENT INFORMATION"), which such information shall become part of the Soliciting Materials used to solicit the Stockholder Approval. The Company shall provide Parent with a reasonable opportunity to review and comment on the Soliciting Materials prior to distribution thereof to the Company Stockholders, and the Parent shall provide the Company with a reasonable opportunity to review and comment on the Parent Information prior to distribution thereof to the Company Stockholders.


                                   ARTICLE VI
                        ADDITIONAL AGREEMENTS; COVENANTS

        SECTION 6.1 Confidentiality. Parent and the Company acknowledge and agree that the terms of that certain Mutual Nondisclosure Agreement, dated as of October 27, 2000, by and between Parent and the Company shall govern with respect to "Confidential Information" (as defined in such Mutual Nondisclosure Agreement) provided to either party by the other in connection with the transactions contemplated by this Agreement.

        SECTION 6.2 Listing of Parent Common Stock. Parent shall use its reasonable best efforts to have authorized for listing on the Nasdaq National Market, upon official notice of issuance, the shares of Parent Common Stock to be issued in the Merger as well as any shares of Parent Common Stock issuable upon exercise of Substitute Options.

        SECTION 6.3 Tax-Free Reorganization. Parent and the Company intend that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall each use its reasonable best efforts to cause the Merger to so qualify. Neither Parent nor the Company shall (nor shall the Company permit any Company Stockholder to) knowingly take any action, or knowingly fail to take any action that would be reasonably likely to jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

        SECTION 6.4 Employee Benefits. Parent agrees that, as soon as reasonably practicable following the Effective Time, the Surviving Corporation and successors shall provide to each employee of the Company as of the Effective Time (the "RETAINED EMPLOYEES") employee plans and programs that provide benefits that are comparable to those provided to similarly situated employees of Parent generally during such time. Until such time as the Retained Employees are provided with employee plans and programs in accordance with the preceding sentence, Parent shall cause the Surviving Corporation to provide the Retained Employees with the employee plans and programs provided to such employees on the date hereof. With respect to such benefits, service accrued by such Retained Employees during employment with the Company prior to the Effective Time shall be recognized for purposes of vesting and eligibility, except to the extent necessary to prevent duplication of benefits.

        SECTION 6.5 Expenses and Taxes. Subject to the provisions of Section 9.3 hereof, the parties to this Agreement shall each pay their respective costs incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees of their respective attorneys, accountants and advisors; provided, however, that in the event of a Closing, Parent shall pay any reasonable expenses of the Company that remain unpaid as of the Closing Date.

        SECTION 6.6 Public Announcements; Except as otherwise required by law or the rules of the Nasdaq National Market, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective affiliates or representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Subject to the foregoing, Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as reasonably possible.

        SECTION 6.7 Company Stock Options. Each Company Stock Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall, effective as of the Effective Time, become and represent an option to acquire the number of shares of Parent Common Stock (a "SUBSTITUTE OPTION") determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Parent Common Stock (increased to the nearest whole cent) equal to the exercise price per share of such Company Stock Option divided by the Exchange Ratio. After the Effective Time, except as provided above in this Section 6.7, and except for the restrictions on sale, transfer and assignment as are set forth in the Lock-Up Agreement, each Substitute Option shall be exercisable upon the same material terms and conditions as were applicable to the related Company Stock Option immediately prior to the Effective Time; provided, however, that the vesting schedules for all Substitute Options shall reflect the acceleration provided upon a "Capital Event" as defined in Section 10 of each Company Stock Option. For the purposes of this Agreement, the Substitute Options received pursuant to this Section 6.7 shall be considered Merger Consideration.

        SECTION 6.8 Consents and Filings. Each party to this Agreement will take all reasonable actions to obtain any other consent, authorization, order or approval of, or any exemption by, any person or entity required to be obtained or made in connection with the Merger and the other transactions contemplated by this Agreement. Each party will cooperate with and promptly furnish information to the other party in connection with obtaining such consents or making any such filings and will promptly furnish to the other party a copy of all filings made with a Governmental Entity relating to the transactions contemplated by this Agreement.

        SECTION 6.9 Notification of Certain Matters.

        (a) The Company shall give prompt notice to Parent of (i) any material inaccuracy in any representation or warranty made by it herein, or (ii) any material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company under this Agreement; provided, however, that no such notification shall be deemed to modify the representations or warranties or covenants or agreements of the Company or the conditions to the obligations of Parent hereunder.

        (b) Parent shall give prompt notice to the Company of (i) any material inaccuracy in any representation or warranty made by it herein, or (ii) any material failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall be deemed to modify the representations or warranties or covenants or agreements of Parent or the conditions to the obligations of the Company hereunder.

        (c) The Company shall promptly advise Parent orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, in the future would have, a material adverse effect on the Company.

        SECTION 6.10 Hart-Scott-Rodino Compliance. Promptly after execution of this Agreement, Parent and the Company shall cooperate to prepare and file such notifications as are required pursuant to the HSR Act. Each person or entity required to file a notice pursuant to the HSR Act shall bear the cost of preparation and filing of such notice. Each party hereto shall promptly notify the other party of any material communication from the U.S. Federal Trade Commission or any other Governmental Entity regarding any of the transactions contemplated hereby.

        SECTION 6.11 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Merger Sub or the Company, the proper officers and directors of each such corporation shall take all such necessary or desirable action.

        SECTION 6.12 Securities Filings. Within fifteen (15) days after the Closing, the Parent shall file with the SEC a copy of a duly executed Form D with respect to the issuance of the Merger Consideration to the Company Stockholders, and the Parent shall file in any states where Company Stockholders reside such documents as Parent determines may be necessary to comply with state securities laws with respect to the issuance of the Merger Consideration to the Company Stockholders.

        SECTION 6.13 Covenants Regarding IP Trust. The Company agrees it shall take the following actions with respect to the IP Trust and the Trust License:

        (a) The Company shall terminate and use its best efforts to cause the Trust to terminate the Trust License effective at or immediately following the Effective Time in accordance with the terms of the Trust License and take such other steps consistent therewith as Parent shall reasonably require; and

        (b) The Company shall use its best efforts to secure written agreements of the Trust, Broadwood, each of the members of Broadwood and the beneficiaries of the Trust to execute the agreements or other written documents necessary to satisfy the condition to closing set forth in Section 8.1(p) of this Agreement.

        SECTION 6.14 Covenant Regarding Trade Associations. Simultaneously with or immediately following the execution of this Agreement, Company shall notify the Infiniband Trade Association in writing of its desire to suspend its application for membership in such association and, if such suspension is not accepted or permitted under the rules of such association, to withdraw its application for membership unless and until this Agreement is terminated without the Closing having occurred.


                                   ARTICLE VII
                             CONDITIONS TO CLOSING

        SECTION 7.1 Conditions to Obligations of Parent and Merger Sub. The respective obligations under this Agreement of Parent and Merger Sub shall be subject to the satisfaction on or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Parent and Merger Sub:

        (a) Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending or threatened; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which makes the consummation of such transactions illegal.

        (b) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained those consents, waivers, approvals or authorizations of those Governmental Entities and third parties, if any, whose consent or approval are required in connection with this Agreement.

        (c) Expiration of HSR Waiting Period. Any waiting periods required by HSR shall have been complied with or terminated early by the applicable Governmental Entities.

        (d) Representations and Warranties. Each of the representations and warranties of the Company in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Parent in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Closing as though such representation or warranty had been made on and as of the Closing (except that those representations and warranties, other than those contained in Section 3.3(a), which address matters only as of a particular date shall remain true and correct as of such date).

        (e) No Material Adverse Changes. There shall not have occurred any material adverse change in the Company subsequent to the date of this Agreement.

        (f) Approval of Merger. The Merger shall have been duly approved by the Board of Directors and stockholders of the Company.

        (g) Documents and Agreements. All documents and agreements required to be delivered or caused to be delivered by the Company pursuant to Section 8.1 of this Agreement shall have been executed as required and delivered to Parent.

        (h) Covenants. The Company shall have performed and complied in all material respects with all other covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company at or prior to the Closing.

        (i) Dissenting Shares. Less than 15% of the shares of Company Common Stock (considered on an as-converted basis as if all shares of Company Preferred Stock had converted into Company Common Stock) issued and outstanding immediately prior to the Merger shall be Dissenting Shares.

        SECTION 7.2 Conditions to Obligations of the Company. The obligations under this Agreement of the Company shall be subject to the satisfaction on or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company:

        (a) Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending or threatened; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which makes the consummation of such transactions illegal.

        (b) Expiration of HSR Waiting Period. Any waiting periods required by HSR shall have been complied with or terminated early by the applicable Governmental Entities.

        (c) Representations and Warranties. Each of the representations and warranties of the Parent and/or Merger Sub in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Parent and/or Merger Sub in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Closing as though such representation or warranty had been made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date).

        (d) Documents and Agreements. All documents and agreements required to be delivered or caused to be delivered by Parent and/or Merger Sub pursuant to
Section 8.2 of this Agreement shall have been executed as required and delivered.

        (e) Covenants. Parent and Merger Sub shall have performed and complied in all material respects with all other covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and/or Merger Sub at or prior to the Closing.

        (f) No Material Adverse Changes. There shall not have occurred any material adverse change in the Parent subsequent to the date of this Agreement.

        (g) Minimum Merger Consideration. The Average Closing Price of the Parent Common Stock payable as the Merger Consideration shall be at least $100.00 per share (subject to adjustments for stock splits, stock dividends and the like after the date hereof); provided, however, that Parent at its option may increase the total consideration payable to all of the Company Stockholders, either in cash or in additional shares of Parent Common Stock valued at the Average Closing Price (in either case, the "ADDITIONAL MERGER CONSIDERATION"), such that the dollar value of the Merger Consideration and the Additional Merger Consideration paid to the Company Stockholders at Closing, as determined based on the Average Closing Price, is at least $400,000,000; provided further, that Parent may use cash to pay the Additional Merger Consideration only to the extent that such cash payments would not prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. The Board of Directors of the Company may, in its discretion, waive the applicability of this
Section 7.2(g), in writing, at or immediately prior to the Closing.

                                  ARTICLE VIII
                              DELIVERIES AT CLOSING

        SECTION 8.1 Deliveries by the Company. At the Closing (unless otherwise indicated), the Company shall deliver or cause to be delivered to Parent, and (except as noted) the obligations of Parent and Merger Sub hereunder shall be subject to the satisfaction at or prior to the Effective Time of, all of the following:

        (a) Company Charter. A copy of the Company Charter, certified as of a recent date by the Secretary of State of the Commonwealth of Massachusetts.

        (b) Good Standing Certificate. A certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the Commonwealth of Massachusetts and each other jurisdiction where the Company is qualified to transact business as a foreign corporation.

        (c) Stock Powers for Parent Common Stock. Stock powers executed in blank from each Company Stockholder for the shares of Parent Common Stock to be delivered to the Escrow Agent pursuant to Section 2.1(h) on behalf of such Company Stockholder.

        (d) Secretary's Certificate. A certificate of the clerk of the Company or an assistant clerk of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent as to (A) no amendments to the Company Charter or Bylaws, (B) the corporate actions (including copies of relevant votes) taken by the Company and its board of directors and stockholders to authorize the transactions contemplated hereby, and (C) the incumbency and signatures of the officers of the Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby.

        (e) Articles of Merger. The Articles of Merger duly executed by the Company.

        (f) Stock Certificates. Certificates representing all outstanding shares of Company Stock, together with such letters of transmittal, stock powers and other documents as are necessary to effect the cancellation or exchange thereof shall be delivered as soon after the Closing as reasonably practicable.

        (g) Purchaser Representative Letter. A Purchaser Representative Letter, in a customary form reasonably acceptable to Parent, executed by each Company Stockholder listed on Section 3.3(a) of the Disclosure Schedule who is not an "accredited investor" containing investment representations by the Company Stockholder and appointing a qualified purchaser representative in connection with consideration of any Company Stockholder vote in connection with the transactions contemplated by this Agreement, and such Purchaser Representative Letters shall be in full force and effect.

        (h) Opinion of Counsel. An opinion of Hill & Barlow, counsel to the Company, in a customary form reasonably acceptable to Parent.

        (i) Escrow Agreement. A copy of the Escrow Agreement having substantially the same terms as the form attached as form Exhibit B with such changes thereto as the Escrow Agent shall reasonably require (the "ESCROW AGREEMENT") executed by the Escrow Agent, the Company and the Stockholder Representative.

        (j) Employment Agreements. To the extent not executed prior to execution of this Agreement, an employment agreement in a form reasonably acceptable to Parent executed by each of the persons listed in Schedule 8.1(j) to this Agreement.

        (k) Lock-up Agreement. Lock-Up Agreement executed by each of the Company Stockholders and each proposed recipient of Substitute Options.

        (l) Officers' Certificate. A certificate of an officer of the Company, dated as of the Closing Date, in a customary form reasonably acceptable to Parent.

        (m) Withholding Documents. To the extent required by applicable law, prior to the Closing Date, the Company shall deliver to Parent Form W-9 or such other documents (in form and substance reasonably satisfactory to Parent) meeting the requirements necessary to establish that the Company Stockholders are eligible for exemption from withholding under the Code.

        (n) Books and Records. The Company's minute books and stock record books referred to in Section 3.30 above and, to the extent requested, all other documents, books, records, agreements and financial data in the possession of the Company shall have been delivered to Parent as soon after the Closing as reasonably practicable.

        (o) Updated Schedule 2.1(d). The Updated Schedule 2.1(d) certified by the Company's Chief Financial Officer as being complete and accurate in all material respects.

        (p) IP Trust Documents. Written evidence, reasonably satisfactory to Parent, of (i) the termination of the Trust License by the Trust and the Company, (ii) the agreement by the Trustee to name Parent or its designees as sole beneficiaries of the Trust, and (iii) the agreement by each of the members of Broadwood to sell, transfer and assign to Parent or its designees all of their respective membership interests in Broadwood for nominal consideration.

        (q) Stockholder Representation Letter. An investment representation letter, in a customary form reasonably acceptable to Parent, executed by each Company Stockholder who is an "accredited investor."

        (q) Additional Documents. Such other instruments and documents as Parent may reasonably request from the Company in connection with the transactions contemplated hereby.

        SECTION 8.2 Deliveries by Parent. At the Closing, Parent shall deliver or cause to be delivered to the Company, and the obligations of the Company hereunder shall be subject to the satisfaction at or prior to the Effective Time of, all of the following:

        (a) Articles of Merger. The Articles of Merger, duly executed by Merger Sub;

        (b) Escrow Agreement. A copy of the Escrow Agreement executed by Parent;

        (c) Secretary's Certificate. A certificate of the Secretary or Assistant Secretary of Parent and the Secretary of Merger Sub, dated the Closing Date, in form and substance reasonably satisfactory to the Company as to (A) the corporate actions taken by Parent and Merger Sub and their respective boards of directors to authorize the transactions contemplated hereby, and (B) the incumbency and signatures of the officers of Parent and Merger Sub executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of Parent and Merger Sub pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby.

        (d) Officers' Certificate. A certificate of an officer of the Company, dated as of the Closing Date, in a customary form reasonably acceptable to the Company.

        (e) Opinion of Parent Counsel. An opinion of Jeffer, Mangels, Butler & Marmaro, LLP, counsel to Parent, in a customary form reasonably acceptable to Company.

        (f) Additional Documents. Such other instruments and documents as the Company may reasonably request from Parent in connection with the transactions contemplated hereby.

                                   ARTICLE IX
                                   TERMINATION

        SECTION 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval of this Agreement by the stockholders of the Company, as follows:

        (a) By mutual written consent of the Parties; or

        (b) By written notice from either Parent or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this
Section 9.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in such restraint or prohibition to continue in effect; or

        (c) By written notice from Parent, provided Parent is not in material breach of its representations and warranties or covenants hereunder, if the Company fails to perform or breaches any of its material obligations or duties under this Agreement and the Company has not cured such failure to perform or breach within 15 days after delivery of written notice from Parent or upon a material breach of any representation and warranty of the Company contained herein, in either case such that the conditions set forth in Sections 7.1(d) and/or (h) would not be satisfied;

        (d) By written notice from the Company, provided the Company is not in material breach of its representations and warranties or covenants hereunder, if Parent fails to perform or breaches any of its material obligations or duties under this Agreement, and Parent has not cured such failure to perform or breach within 15 days after delivery of written notice from the Company to Parent informing Parent of the details of the alleged breach, or upon a material breach of any representation and warranty of Parent contained herein, in either case such that the conditions set forth in Sections 7.2(c) and/or (e), as the case may be, would not be satisfied;

        (e) By either Party in the event the Merger shall not have been completed prior to April 30, 2001; provided, however, that no party shall have the right to terminate in accordance with this clause (e) to the extent that the failure to close results from the inaction, delay of such party, or the breach by such party of any representation, warranty or covenant contained in this Agreement;

        (f) [Intentionally omitted];

        (g) By written notice from the Company or Parent, provided the terminating party is not in material breach of its representations and warranties or covenants hereunder, if the stockholders of the Company fail to approve this Agreement and the Merger either (i) at any meeting of stockholders held for the purposes thereof, or (ii) if no such stockholders meeting is called or held on or prior to February 28, 2001; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.1(e) if (A) any of the Company Stockholders that execute Voting Agreements breach such stockholder's obligations regarding the vote with respect to the Merger and this Agreement, (B) at the time of the stockholder vote, Parent had the right to terminate pursuant to Section 9.1(c) or (h), or (C) the stockholders meeting is not held prior to February 29, 2001, due to the delay or inaction of the Company; or

        (h) By written notice from Parent, if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement, or approved or recommended any other Acquisition Proposal.

        SECTION 9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligations on the part of any party hereto, except for the agreements set forth in Sections 6.1, 6.5, 6.6, Article IX and Article XI, and except for liability for any breach of any obligation, covenant or agreement contained herein, or any fraud or failure of the representations and warranties contained herein to have been true.

        SECTION 9.3 Automatic Conversion of the Advance. Subject to compliance with this Section 9.3, in the event that this Agreement is terminated by Parent in accordance with Sections 9.1(c), (e), (f) or (g) above, the Advance shall be converted, at the Parent's option, into newly-issued shares of the Company's Series E Convertible Preferred Stock at a price of $8.53 per share (subject to customary adjustments for stock splits, stock dividends, recapitalizations and the like, and calculated using a pre-money, fully-diluted valuation for the Company of $175 million), having the terms summarized on Exhibit A ("Summary of Terms for Series E Convertible Preferred Stock") attached to that certain letter of intent between the Company and Parent dated November 10, 2000, which such Exhibit A is incorporated herein by reference. It shall be a condition precedent to any such conversion that the Company shall have received all requisite stockholder consents and approvals to the designation and issuance of the Series E Convertible Preferred Stock, which such consents and approvals shall be set forth in the Voting Agreement to be signed by Company Stockholders; provided, however, that in the event such consent is not obtained, Parent shall have the right to convert the Advance into shares of Company Common Stock at $8.53 per share. The Certificate of Designation for the Series E Convertible Preferred Stock shall be in a form reasonably acceptable to both the Company and the Parent. Notwithstanding the foregoing, Parent and the Company acknowledge that, subject to the conversion right of Parent pursuant to this Section 9.3, the Advance shall continue to be governed by the Convertible Promissory Note, dated November 14, 2000, evidencing the Advance.

                                    ARTICLE X
                                 INDEMNIFICATION

        SECTION 10.1 Survival of Representations and Warranties. Subject to the provisions of Section 10.3 below, all representations and warranties of the Company and Parent contained herein or in any document, certificate or other instrument required to be delivered hereunder in connection with the transactions contemplated hereby shall survive the Closing for the period ending on the date that is twelve (12) months after the Closing Date (the "SURVIVAL DATE"). No claim for indemnification for breach of a representation or warranty may be commenced after the period of survival of such representation or warranty, provided, however, that claims made within the applicable time period shall survive to the extent of such claim until such claim is finally determined and, if applicable, paid.

        SECTION 10.2 Certification of Claims. If Parent is of the opinion that any Buyer Claim (as defined below) has occurred or will or may occur, Parent shall so notify the Stockholder Representative, and each such notice shall be in writing and shall describe with reasonable specificity the nature and amount of such asserted Buyer Claim. If the Stockholder Representative is of the opinion that any Seller Claim (as defined below) has occurred or will or may occur, the Stockholder Representative shall so notify Parent, and each such notice shall be in writing and shall describe with reasonable specificity the nature and amount of such asserted Seller Claim.

        SECTION 10.3 Termination of Rights Hereunder. Notwithstanding any other provision hereof, no Buyer Claim or Seller Claim may be made or lawsuit instituted under the provisions of this Article X or in any way arising in connection with this Agreement or any representation or warranty hereunder, except for Reserved Claims (as defined below) after the Survival Date. Notwithstanding the foregoing, with respect to all claims based upon common law fraud, intentional misrepresentation, or misrepresentations by the Company as to its capitalization (including, without limitation, any claims described in Section 10.4(iii) below or any breach of the representations and warranties contained in Section 3.3. hereof), claims may be made or suits may be instituted at any time. "RESERVED CLAIMS" shall mean any Buyer Claims or Seller Claims which have been asserted, in accordance with this Article X, within the applicable periods set forth above.

        SECTION 10.4 Indemnification of Parent and Merger Sub. By their approval of this Agreement and the Merger and by their acceptance of the Merger Consideration, each Company Stockholder (except for holders of the Dissenting Shares, if any) on the Closing Date agrees, subject to the terms and conditions set forth herein, to severally and not jointly based upon such Company Stockholder's pro rata share of the Merger Consideration payable in respect of all outstanding shares of Company Stock, indemnify and hold harmless each of Parent, Merger Sub, the Surviving Corporation, each of their respective subsidiaries and affiliates and each of their and their subsidiaries' and affiliates' respective directors, officers, agents and employees (each an indemnified party) at all times from and after the Closing from and against all Damages (as defined below) that results from (i) the breach or inaccuracy of any representation or warranty of the Company or such Company Stockholder set forth in the Agreement or in any certificate or other document delivered in connection with the transactions contemplated by this Agreement with respect to which a claim for indemnification is brought by an indemnified party within the applicable survival period described in Section 10.1, or (ii) any breach or nonfulfillment by the Company or such Company Stockholder, or any noncompliance by the Company or such Company Stockholder with, any covenant, agreement, or obligation contained herein or in any certificate or other document delivered in connection with the transactions contemplated by this Agreement except to the extent waived in writing by Parent, or (iii) any claim by a holder or former holder of the Company's capital stock or options, warrants or other securities convertible into or exercisable for shares of the Company's capital stock (the "CONVERTIBLE SECURITIES") or any other person, seeking to assert, or based upon:
(A) ownership or rights of ownership to any shares of capital stock of the Company; (B) any rights of a stockholder of the Company (other than the right to receive the Merger Consideration pursuant to this Agreement or appraisal rights under the applicable provisions of the MBCL), including any option, preemptive rights, or rights to notice or to vote; (C) any rights under the charter or bylaws of the Company; or (D) any claim that his, her or its shares or Convertible Securities were wrongfully repurchased, canceled, terminated or otherwise limited by the Company, regardless of whether an action, suit or proceeding can or has been made against the Company, and any and all actions, suits and Proceedings resulting from any of the foregoing (hereinafter called a "BUYER CLAIM" or "BUYER CLAIMS").

        SECTION 10.5 Indemnification of Company Stockholders. Parent agrees, subject to the terms and conditions set forth herein, to indemnify, defend, protect, and hold harmless each Company Stockholder (each an indemnified party) at all times from and after the Closing from and against all Damages (i) that result from the breach or inaccuracy of any representation or warranty of Parent set forth in the Agreement or in any certificate or other document delivered in connection with the transactions contemplated by this Agreement with respect to which a claim for indemnification is brought by an indemnified party within the applicable survival period described in Section 10.1, or (ii) any breach or nonfulfillment by Parent, or any noncompliance by Parent with, any covenant, agreement, or obligation contained herein or in any certificate or other document delivered in connection with the transactions contemplated by this Agreement except to the extent waived in writing by the

Stockholder Representative, and any and all actions, suits and proceedings resulting from any of the foregoing (hereinafter called a "SELLER CLAIM" or "SELLER CLAIMS").

        SECTION 10.6 Matters Involving Third Parties.

        (a) In the event any claim is made, suit is brought or tax audit or other proceeding is instituted against Parent or the Company, or any of their respective directors, officers or affiliates which involves or appears reasonably likely to involve a Buyer Claim for which indemnification may be sought against the Company Stockholders hereunder, Parent will, promptly (and in any event within five (5) business days) after receipt of notice of any such claim, suit or proceeding, notify the Stockholder Representative of the commencement thereof. The failure to so notify the Stockholder Representative of the commencement of any such claim, suit or proceeding will relieve the Company Stockholders from liability only to the extent that such failure has a material adverse effect on the ability of the Stockholder Representative to defend their interests in such claim, action or proceeding. Parent's notice to the Stockholder Representative of the commencement of a claim, suit or proceeding shall be followed by a statement of Parent's position, together with the reasons therefor, with respect to the condition set forth in clause (iv) of this Section 10.6(a) within 15 days of the delivery of the such initial notice to the Stockholder Representative regarding such claim, suit or proceeding. The Stockholder Representative (at the expense of the Company Stockholders) shall have the right and shall be given the opportunity to assume and control the defense of such claim, suit or proceeding with counsel of their choice reasonably satisfactory to Parent so long as (i) the Stockholder Representative notifies the indemnified party in writing within 30 days after the indemnified party has given notice of such claim that the Company Stockholders will indemnify the indemnified party from and against the entirety of any damages the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim, (ii) the Stockholder Representative provides the indemnified party with evidence reasonably acceptable to the indemnified party that the Company Stockholders will have the financial resources to defend against such claim and fulfill their indemnification obligations hereunder,
(iii) such claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, such claim is not, in the reasonable judgment of Parent, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the indemnified party and the indemnified party conducts the defense of such claim actively and diligently, and (v) the Stockholder Representative conducts the defense of such claim actively and diligently; provided, however, that Parent and its counsel (at Parent's expense) may participate in (but not control the conduct of) all matters pertaining to the defense or settlement of such claim, suit or proceeding. Whether or not the Stockholder Representative elects to assume such defense, Parent shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior written consent of the Stockholder Representative. If Parent elects to assume the defense of a claim, the Stockholder Representative and its counsel (at the Company Stockholders' expense) may participate in (but not control the conduct of) all matters pertaining to the defense or settlement of such claim, suit or proceeding. Parent's consent to the settlement of any such claim, suit or proceeding by the Stockholder Representative shall be required and shall not be unreasonably withheld or delayed, but such consent shall not be required if (or to the extent that) such settlement only requires the payment of a monetary amount and includes a full release of claims against Parent and does not include a statement as to or admission of fault, culpability or failure to act by or on behalf of Parent.

        (b) In the event any of the conditions in Section 10.6(a) above is or becomes unsatisfied, or if the Stockholder Representative has elected not to conduct the defense of the claim (i) the indemnified party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such claim in any manner it may deem appropriate; provided, however, that Parent shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld or delayed), (ii) the Company Stockholders will reimburse the indemnified party promptly and periodically for the costs of defending against such claim (including attorneys' fees and expenses), and (iii) the Company Stockholders will remain responsible for any damages the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim to the fullest extent provided in this Article X.

        (c) In the event any claim is made, suit is brought or other proceeding is instituted against a Company Stockholder, which involves or appears reasonably likely to involve a Seller Claim for which indemnification may be sought against Parent hereunder, the Stockholder Representative will, promptly (and in any event within five (5) business days) after receipt of notice of any such claim, suit or proceeding by a Company Stockholder, notify Parent of the commencement thereof. The failure to so notify Parent of the commencement of any such claim, suit or proceeding will relieve Parent from liability only to the extent that such failure adversely affects the ability of Parent to defend its interests in such claim, action or proceeding. Parent shall have the right and shall be given the opportunity, to assume and control the defense of such claim, suit or proceeding with counsel of its choice reasonably satisfactory to the Stockholder Representative so long as (i) Parent notifies the indemnified party in writing within 30 days after the indemnified party has given notice of such claim that Parent will indemnify the indemnified party from and against the entirety of any damages the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim, (ii) such claim involves only money damages and does not seek an injunction or other equitable relief, and (iii) Parent conducts the defense of such claim actively and diligently; provided, however that the Stockholder Representative, on behalf of the Company Stockholders, and its counsel (at the Company Stockholder's expense) may participate in but not control the conduct of, all matters pertaining to the defense or settlement of such claim, suit or proceeding. Whether or not Parent elects to assume such defense, the Stockholder Representative, on behalf of the Company Stockholders, shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior written consent of Parent. The Stockholder Representative's consent to the settlement of any such claim, suit or proceeding by Parent shall be required and shall not be unreasonably withheld or delayed, but such consent shall not be required if (or to the extent that) such settlement only requires the payment of a monetary amount and includes a full release of claims against the Company Stockholders and does not include a statement as to or admission of fault, culpability or failure to act by or on behalf of any Company Stockholder.

        (d) In the event any of the conditions in Section 10.6(c) above is or becomes unsatisfied, or if Parent has elected not to conduct the defense of the claim (i) the indemnified party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such claim in any manner it may deem appropriate (and the indemnified party need not consult with or obtain any consent from, Parent, Merger Sub or any of their affiliates in connection therewith); provided that if (A) Parent has elected at the commencement of such claim not to conduct the defense of such claim, or (B)
Section 10.6(c)(ii) of this Agreement is or becomes unsatisfied and the relief sought includes injunctive relief or an equitable remedy, and the indemnified party is therefore defending such claim, the indemnified party may not enter into any settlement with respect to such claim without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) if such settlement would entitle the indemnified party to be paid monetary damages by Parent, (ii) Parent will reimburse the indemnified party promptly and periodically for the costs of defending against such claim (including attorneys' fees and expenses), and (iii) Parent will remain responsible for any damages the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim to the fullest extent provided in this
Article X.

        SECTION 10.7 Definition of Damages. For purposes of this Article X, the term "damages" shall mean the amount of any loss, claim, demand, damage, deficiency, assessment, judgment, remediation, cost or expense (including reasonable attorneys', consultants' and experts' fees and expenses) actually incurred, less the sum of any amount recovered under an insurance policy carried by the party or parties seeking indemnification. In the event the indemnifying party pays a claim and the indemnified party subsequently receives insurance proceeds with respect to such claim, the indemnified party shall pay the indemnifying party such insurance proceeds up to the amount actually paid by the indemnifying party. The indemnified party shall be required to use its commercially reasonable efforts to seek and obtain such insurance proceeds as quickly as practicable.

        SECTION 10.8 Limitations. Notwithstanding any of the provisions of the
Article X:

        (a) None of the parties to this Agreement nor any of their affiliates shall be entitled to indemnification under this Article X until the aggregate amount of all Buyer Claims or Seller Claims, as the case may be, exceeds $250,000 at which time all Buyer Claims or Seller Claims, as the case may be, shall be subject to indemnification;

        (b) Any liability of the Company or the Company Stockholders for indemnity obligations under this Article X arising out of the breach of their representations and warranties or otherwise for the breach of their obligations under this Agreement once the

Closing is consummated shall be satisfied solely out of the shares of Parent Common Stock delivered to the Escrow Agent and held pursuant to the Escrow Agreement (the "ESCROWED SHARES"); provided, however, that any Buyer Claims (i) related to the matters identified in Section 3.3 of this Agreement and (ii) based upon fraud or intentional misrepresentation shall not be subject to the limitations set forth in this Section 10.8(b); provided further that any Buyer Claims not subject to the limitations set forth in this Section 10.8(b) shall be first satisfied against the Escrowed Shares until the Escrowed Shares are depleted; and

        (c) In no event will any indemnifying party be liable for consequential damages under this Article X.

                                   ARTICLE XI
                               GENERAL PROVISIONS

        SECTION 11.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telescope numbers specified below (or at such other address or telescope number for a party as shall be specified by like notice):


        (a)     If to Parent or Merger Sub:

                        Emulex Corporation
                        3535 Harbor Boulevard
                        Costa Mesa, California 92626
                        Attention: Paul F. Folino
                        Telecopier No.: (714) 641-0172
                        Telephone No.: (714) 662-5600

                With a copy to:

                        Jeffer, Mangels, Butler & Marmaro LLP
                        2121 Avenue of the Stars, 10th Floor
                        Los Angeles, CA 90067
                        Attention: Robert F. Steinberg, Esq.
                        Telecopier No.: (310) 203-0567
                        Telephone No.: (310) 203-8080

        (b)     If to the Company:

                        Giganet, Inc.
                        580 Main Street
                        Bolton, MA 01740

                        Attention: Cornelius Ferris
                        Telecopier No.: (978) 779-7200
                        Telephone No.: (978) 779-7201

                With a copy to:

                        Hill & Barlow, a Professional Corporation
                        One International Place
                        Boston, MA 02110
                        Attention: Brian P. Lenihan, Esq.
                        Telecopier No.: (617) 428-3500
                        Telephone No.: (617) 428-3000

        (c)     If to the Stockholder Representative:

                        David Follett
                        c/o Giganet, Inc.
                        580 Main Street
                        Bolton, MA 01740
                        Telecopier No.: (978) 779-7200
                        Telephone No.: (978) 779-7201


        SECTION 11.2 Interpretations, Certain Definitions. For purposes of this
Agreement:

        (a) when a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary;

        (b) whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation";

        (c) a reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto;

        (d) a reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns;

        (e) the parties have participated jointly in the negotiation and drafting of this Agreement; in the event an ambiguity or question of intent interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement;

        (f) as used in this Agreement, any reference to any event, change or effect being material or having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect that is, will or is reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, condition (financial or otherwise) or results of operations of the Company or Parent and their subsidiaries, as the case may be, taken as a whole.

        (g) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

        (h) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of an, shares;

        (i) business day" means any day other than a Saturday or Sunday or any day on which banks in State of California are required or authorized to be closed;

        (j) "control" including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

        (k) "knowledge of the Company" or "Company's knowledge" means (i) actual knowledge and (ii) that knowledge which a reasonably prudent businessperson (including the officers, directors and key employees of the Company) could reasonably be expected to have obtained in the management of his or her business affairs after making due inquiry and exercising reasonable due diligence with respect thereto. In connection with the forgoing, the knowledge (both actual and constructive) of any director, officer or key employee of the Company shall be imputed to the Company actual knowledge of any director, officer or key employee of the Company; provided, however, that after the Closing, "knowledge of the Company" or "Company's knowledge" shall only mean actual knowledge of any director, officer or key employee of the Company; and

        (l) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

        SECTION 11.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such other approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        SECTION 11.4 Extension Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto or
(c) waive compliance with any of the agreements or conditions of any other party hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        SECTION 11.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 11.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions an provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

        SECTION 11.7 Entire Agreement, No Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (including the letter of intent dated November 10, 2000), and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, other than the persons intended to benefit from the provisions of Article X, who shall have the right to enforce such provisions directly.

        SECTION 11.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any wholly owned subsidiary thereof; provided, however, that no such assignment pursuant to this Section 11.8 shall relieve Parent of its obligations hereunder.

        SECTION 11.9 Failure or Indulgence Not Waiver, Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        SECTION 11.10 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this agreement, including, without limitation, by way of subrogation, other than
Article X (which is intended to be for the benefit of the indemnities thereunder and may be enforced by such indemnities). Each of the parties hereto acknowledges and agrees that such party has had an opportunity to consult with legal counsel in connection with the negotiation and execution of this Agreement, the Escrow Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby.

        SECTION 11.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of State of California, without regard to the conflict of law provisions thereof, provided that the Merger of Merger Sub with and into the Company shall be effected in accordance with the applicable provisions of the MBCL. Each of the parties hereto agrees that any action or proceeding brought to enforce the rights or obligations of any party hereto under this Agreement will be commenced and maintained in any court of competent jurisdiction located in the County of Orange, State of California. Each of the parties hereto further agrees that process may be served upon it by certified mail, return receipt requested, addressed as more generally provided in Section 11.1 hereof, and consents to the exercise of jurisdiction of a court of the State of California over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.

        SECTION 11.12 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


                            [SIGNATURE PAGE FOLLOWS]

                                                                            Page
                                                                            ----

        IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be executed under seal as of the date first written above by their respective officers thereunto duly authorized.


                                       EMULEX CORPORATION


                                       By:   /s/ Paul Folino
                                           -------------------------------------
                                           Name: Paul Folino
                                           Title: President


                                       By:   /s/ Michael J. Rockenbach
                                           -------------------------------------
                                           Name: Michael J. Rockenbach
                                           Title: VP Finance, CFO


                                       GEMX NETWORK SUB, INC.


                                       By:   /s/ Paul Folino
                                           -------------------------------------
                                           Name: Paul Folino
                                           Title: President


                                       By:   /s/ Michael J. Rockenbach
                                           -------------------------------------
                                           Name: Michael J. Rockenbach
                                           Title: Treasurer


                                       GIGANET, INC.


                                       By:   /s/ Cornelius A. Ferris
                                           -------------------------------------
                                           Name: Cornelius A. Ferris
                                           Title: CEO


                                       By:  /s/ James P. Antes
                                           -------------------------------------
                                           Name: James P. Antes
                                           Title: Treasurer


                                            /s/ David Follett
                                       -----------------------------------------
                                       DAVID FOLLETT, as Stockholder
                                       Representative